Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of October 20, 2021

among

RESTORATION HARDWARE, INC.,
as the Borrower

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC,

BMO CAPITAL MARKETS CORP., CAPITAL ONE, NATIONAL ASSOCIATION,

TD SECURITIES (USA) LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Syndication Agents

TABLE OF CONTENTS

 Section Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS1

1.01Defined Terms1

1.02Other Interpretive Provisions61

1.03Accounting Terms62

1.04Interest Rates63

1.05Times of Day63

1.06Limited Condition Transactions63

1.07Guarantees and Collateral..65

1.08Certain Calculations and Tests65

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS67

2.01Term Loans.67

2.02Borrowings, Conversions and Continuations of Loans.67

2.03[Reserved].68

2.04[Reserved].68

2.05Prepayments.68

2.06Termination or Reduction of Commitments.78

2.07[Reserved].78

2.08Interest.78

2.09Fees78

2.10Computation of Interest and Fees.79

2.11Evidence of Debt79

2.12Payments Generally; Agent’s Clawback.79

2.13Sharing of Payments by Lenders81

2.14Repayment of Loans81

2.15Incremental Credit Extensions82

2.16Maturity Extensions.84

2.17Refinancing Amendments.87

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY87

3.01Taxes.87

3.02Illegality90

3.03Inability to Determine Rates.90

3.04Increased Costs; Reserves on LIBOR Rate Loans.92

3.05Compensation for Losses94

3.06Mitigation Obligations; Replacement of Lenders.94

3.07Survival95

3.08Appointment of Borrower95

ARTICLE IV CONDITIONS PRECEDENT95

4.01Conditions to Effectiveness.95

ARTICLE V REPRESENTATIONS AND WARRANTIES97

5.01Existence, Qualification and Power97

5.02Authorization; No Contravention98

5.03Governmental Authorization; Other Consents98

5.04Binding Effect98

5.05Financial Statements; No Material Adverse Effect.98

5.06Litigation99

5.07No Default99

5.08Ownership of Property99

5.09Environmental Compliance.99

5.10Insurance100

5.11Taxes100

5.12ERISA Compliance.100

5.13[Reserved]101

5.14Margin Regulations; Investment Company Act.101

5.15Disclosure101

5.16Compliance with Laws101

5.17Intellectual Property; Licenses, Etc.101

5.18[Reserved].102

5.19Security Documents.102

5.20Solvency.102

5.21[Reserved].102

5.22[Reserved]102

5.23Sanctions Concerns and Anti-Corruption Laws.102

5.24Beneficial Ownership Certification103

5.25Affected Financial Institutions103

5.26Covered Entities103

ARTICLE VI AFFIRMATIVE COVENANTS103

6.01Financial Statements103

6.02Certificates; Other Information104

6.03Notices105

6.04Payment of Taxes106

6.05Preservation of Existence, Etc.106

6.06Maintenance of Properties106

6.07Maintenance of Insurance.106

6.08Compliance with Laws107

6.09Books and Records.107

6.10Inspection Rights107

6.11Additional Loan Parties107

6.12Use of Proceeds.108

6.13[Reserved]108

6.14[Reserved].108

6.15[Reserved].108

6.16Further Assurances108

6.17Maintenance of Ratings108

6.18Designation of Subsidiary108

ARTICLE VII NEGATIVE COVENANTS109

7.01Liens109

7.02Investments109

7.03Indebtedness; Disqualified Stock; Equity Issuances109

7.04Fundamental Changes109

7.05Dispositions110

7.06Restricted Payments110

7.07Modifications and Prepayments of Junior Debt111

7.08Change in Nature of Business112

7.09Transactions with Affiliates112

7.10Burdensome Agreements113

7.11Use of Proceeds114

7.12[Reserved]114

7.13Fiscal Year.114

7.14Sanctions.114

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES114

8.01Events of Default114

8.02Remedies Upon Event of Default116

8.03Application of Funds.117

ARTICLE IX THE AGENT117

9.01Appointment and Authority.117

9.02Rights as a Lender117

9.03Exculpatory Provisions118

9.04Reliance by Agent.119

9.05Delegation of Duties119

9.06Resignation of Agent119

9.07Non-Reliance on Agent and Other Lenders120

9.08No Other Duties, Etc.120

9.09Agent May File Proofs of Claim120

9.10Collateral and Guaranty Matters121

9.11Notice of Transfer.122

9.12[Reserved].122

9.13Agency for Perfection.122

9.14Indemnification of Agent122

9.15Relation among Lenders122

9.16Defaulting Lender.122

9.17[Reserved].123

9.18Certain ERISA Matters.123

9.19Recovery of Erroneous Payments124

ARTICLE X MISCELLANEOUS124

10.01Amendments, Etc.124

10.02Notices; Effectiveness; Electronic Communications.127

10.03No Waiver; Cumulative Remedies128

10.04Expenses; Indemnity; Damage Waiver.129

10.05Payments Set Aside130

10.06Successors and Assigns.130

10.07Treatment of Certain Information; Confidentiality133

10.08Right of Setoff134

10.09Interest Rate Limitation135

10.10Counterparts; Integration; Effectiveness135

10.11Survival136

10.12Severability136

10.13Replacement of Lenders136

10.14Governing Law; Jurisdiction; Etc.137

10.15Waiver of Jury Trial138

10.16No Advisory or Fiduciary Responsibility138

10.17Patriot Act Notice138

10.18Foreign Asset Control Regulations139

10.19Intercreditor Agreements.139

10.20Time of the Essence140

10.21Press Releases.146

10.22Judgment Currency.140

10.23Additional Waivers.140

10.24No Strict Construction.141

10.25Attachments.142

10.26Acknowledgement and Consent to Bail-In of Affected Financial Institutions.142

10.27Acknowledgement Regarding Any Supported QFCs142

SCHEDULES

2.01Commitments and Applicable Percentages

5.01Loan Parties Organizational Information

5.11Taxes

6.05Immaterial Subsidiaries

6.18Unrestricted Subsidiaries

7.01Liens Existing on the Closing Date

7.02Investments Existing on the Closing Date

10.02Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

ALoan Notice

BNote

CCompliance Certificate

DABL Intercreditor Agreement

ESpecified Discount Prepayment Notice

FSpecified Discount Prepayment Response

GDiscount Range Prepayment Notice

HDiscount Range Prepayment Offer

ISolicited Discounted Prepayment Notice

JSolicited Discounted Prepayment Offer

KAcceptance and Prepayment Notice

LAssignment and Assumption

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of October 20, 2021, among

RESTORATION HARDWARE, INC., a Delaware corporation, as the Borrower (as hereinafter defined);

each Lender from time to time party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a term loan credit facility in an initial principal amount of $2,000,000,000, the proceeds of which shall be used by the Borrower for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows):

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means the “Agent” as defined in the ABL Credit Agreement, as in effect on the Closing Date.

“ABL Credit Agreement” means the Twelfth Amended and Restated Credit Agreement, dated as of July 29, 2021, among Restoration Hardware, Inc., as the lead borrower, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other lenders party thereto.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the Closing Date, among the Agent, the ABL Agent and the other parties thereto, and substantially in the form of Exhibit D, with any changes thereto that are reasonably acceptable to the Borrower and the Agent.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement, as in effect on the Closing Date.

“ABL Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement, as in effect on the Closing Date.

“ABL Revolving Commitments” means the “Commitments” as defined in the ABL Credit Agreement, as in effect on the Closing Date.

“ABL Revolving Loans” means the “Loans” as defined in the ABL Credit Agreement, as in effect on the Closing Date.

“Acceptable Intercreditor Agreement” means (a) with respect to the ABL Credit Agreement, the ABL Intercreditor Agreement, (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which ranks, or is intended to rank, equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (c) to the extent executed in connection with the incurrence of Indebtedness secured by the Liens on the Collateral (other than the Indebtedness under the ABL Credit Agreement) which ranks, or is intended to rank, junior in priority to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Acceptable Reinvestment Commitment” means a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Prepayment Event pursuant to clauses (a) or (b) of the definition thereof.

“Acquisition” means, with respect to any Person, any transaction that constitutes, or is part of a group of transactions which are part of a common plan for, (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or (d) any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or Locations of any Person.

“Act” shall have the meaning provided in Section 10.17.

“Additional ECF Reduction Amounts” means the sum, without duplication, of:

(a)without duplication of amounts deducted pursuant to clause (d) below in prior Fiscal Years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries;

(b)without duplication of amounts deducted pursuant to clause (d) below in prior Fiscal Years, the amount of Investments made in cash (other than Investments made pursuant to clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of “Permitted Investments”) during such period, except to the extent that such Investments were financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries;

(c)the amount of Restricted Payments paid in cash during such period, except to the extent that such Restricted Payments were financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries; and

(d)without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (B) the aggregate amount of cash that is reasonably expected to be expended in respect of any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (A) and (B), relating to Acquisitions or other similar Investments, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries); provided that, to the extent that the aggregate amount of cash actually utilized to finance such Acquisitions (or other Investments), Capital Expenditures or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of the mandatory prepayment required for such following period of four consecutive fiscal quarters under Section 2.11(c), at the end of such period of four consecutive fiscal quarters.

“Additional Lender” has the meaning set forth in Section 2.15(f).

“Additional Refinancing Lender” has the meaning set forth in Section 2.17(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified

“Agent” means collectively, the Administrative Agent and the Collateral Agent, and individually means either of them, as applicable.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as any Agent may from time to time notify the Borrower and the Lenders.

“Agreement” has meaning assigned to such term in the preamble hereto.

“AML Legislation” has the meaning specified in Section 10.19.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means, for any day,

(a)        with respect to any Initial Term Loan, (i) 1.50% per annum in the case of a Base Rate Loan and (ii) 2.50% per annum in the case of a LIBOR Rate Loan; provided that, from and after the date the Borrower has achieved a public corporate family rating equal to or better than both (x) Ba1 from Moody’s and (y) BB+ from S&P (with any change in applicable rating taking effect from the date of public announcement thereof by the applicable agency), the Applicable Margin with respect to any Initial Term Loan shall instead be (i) 1.25% in the case of a Base Rate Loan and (ii) 2.25% in the case of a LIBOR Rate Loan; provided further that, the failure of the Borrower to maintain the public corporate family rating in either of clauses (x) or (y) any time after the effectiveness of such decrease in the Applicable Margin shall not result in any increase to the Applicable Margin, and

(b)with respect to any Incremental Term Loan Facility, Extended Term Facility or Refinancing Term Facility, the rate set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Applicable Percentage” means, at any time, with respect to any Term Lender of any Class, (a) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage (carried out to the ninth decimal place) equal to a fraction the numerator of which is the Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the Total Outstandings of all Term Lenders of such Class at such time and (b) when used in reference to matters relating to the Term Commitments of such Class, a percentage (carried out to the ninth decimal place) equal to a fraction the numerator of which is the aggregate amount of the Term Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Commitments of all Term Lenders of such Class at such time.  If the Term Commitments or Term Loans of any Term Lender have been terminated pursuant to Section 2.06 or Section 8.02, then the Applicable Percentage of each Term Lender shall be determined based on the Applicable Percentage of such Term Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Term Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arrangers” means BofA Securities, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BMO Capital Markets Corp., Capital One, National Association, TD Securities (USA) LLC and U.S. Bank National Association, in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit L or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Auction Agent” means (a) the Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(ii); provided that the Borrower shall not designate the Agent as the Auction Agent without the written consent of the Agent (it being understood that the Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended January 30, 2021, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of Holdings and its Subsidiaries, including the notes thereto.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to

(a)the sum (without duplication) of:
(i)the amount (which shall not be less than zero) equal to 50% of the  Consolidated Net Income of the Borrower and the Restricted Subsidiaries; plus
(ii)to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all returns received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any amount in respect of such Investment set forth in clause (iii) or (iv) below shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time;
(iii)to the extent not already included in the calculation of Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 2.05(b) or to prepay, repurchase, redeem, defease or make any similar payment of any Permitted Additional Debt, any Credit Agreement Refinancing Indebtedness or other Indebtedness, the aggregate amount of all Net Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment (which amounts when combined with any amount in respect of such Investment set forth in clause (ii) above or clause (iv) below shall not exceed the original amount of any such Investment (valued at the time such Investment was made)) to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time;
(iv)to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash or cash equivalent repayments of principal received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any amount in respect of such Investment set forth in clause (ii) or (iii) above shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period, from the Business Day immediately following the Closing Date through the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary that constituted Investments; and
(v)to the extent not already included in the calculation of Consolidated Net Income, the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 6.18 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 7.04 or the amount of assets of an Unrestricted Subsidiary Disposed of to the Borrower or any of its

Restricted Subsidiaries, in each case following the Closing Date and through the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the fair market value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving pro forma effect to such re-designation or merger, amalgamation or consolidation or Disposal of assets and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary;

minus

(b)the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:
(i)the aggregate amount of any Permitted Investments made by the Borrower or any Restricted Subsidiary, in each case after the Closing Date and prior to the Available Amount Reference Time;
(ii)the aggregate amount of any Restricted Payments made by the Borrower using the Available Amount pursuant to Section 7.06 after the Closing Date and prior to the Available Amount Reference Time; and
(iii)the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 7.07 after the Closing Date and prior to the Available Amount Reference Time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including

Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one (1) month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three (3) months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six (6) months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve (12) months’ duration, or

(b)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, Conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower” means Restoration Hardware, Inc., a Delaware corporation.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(ii)(D).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition, construction or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that in no event shall obligations under any leases accounted for as “build-to-suit” transactions under ASC 840-40-55-2 or as a “financing” or using the “deposit method” under ASC 840-40-25-11 be included in any calculation of the amount of Capital Lease Obligations.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events after the Closing Date by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of

Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)Holdings fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrower, or the Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, in each case free and clear of all Liens (other than Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, Incremental Term Commitment, Extended Term Commitment or Refinancing Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Incremental Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are first satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property on which a Lien is granted or purported to be granted in favor of the Agent under the terms of the Security Documents. For the avoidance of doubt, (i) “Collateral” shall include Term Priority Collateral and ABL Priority Collateral and (ii) “Collateral” shall not include any Excluded Assets.

“Commitment” means, as to each Lender, its Initial Term Commitment, Incremental Term Commitment, Extended Term Commitment or Refinancing Term Commitment of any Class, or any combination thereof (as the context requires)

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning specified in Section 10.10.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income, plus (a) the following to the extent deducted in calculating such Consolidated Net Income:

(i) Consolidated Interest Charges,

(ii)the provision for federal, state, provincial, territorial, municipal, local and foreign income Taxes,

(iii) depreciation and amortization expense,

(iv)other unusual, special or non-recurring expenses, losses or charges reducing such Consolidated Net Income which do not represent a cash item in such period and will not represent a cash item in any future period (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period),

(v)non-cash compensation charges resulting from the application of FAS 123R or any comparable or successor accounting provision,

(vi)any fees, expenses or charges related to the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) or any equity issuance (in each case, whether or not successful), including (A) such fees, expenses or charges related to the Loans (including the fees paid to the Agent and Lenders) and any other credit facilities and (B) any amendment or other modification of the Loans and any other credit facility or issuance of Indebtedness (including the Senior Notes),

(vii)any extraordinary, unusual or non-recurring expenses or losses, and

(viii)to the extent not included in Consolidated Net Income, proceeds of business interruption insurance actually received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace;

(ix)(i) any charges, costs, expenses, accruals or reserves in connection with the rollover or acceleration of Equity Interests held by directors, officers, managers and/or employees of such Person or any of its Restricted Subsidiaries, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period and (ii) the amount of fees, expenses and indemnities paid to directors;

(x)losses or discounts on sales of receivables and related assets in connection with any permitted receivables financing,

(xi)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back,

(xii)any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or net proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock),

(xiii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature,

(xiv) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary),

(xv)adjustments consistent with Regulation S-X of the Securities Act, plus

(xvi)the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Event (as defined below) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings in connection with any joint venture of such Person or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) with respect to any Investment, Disposition, incurrence or repayment or prepayment of Indebtedness, Restricted Payment, new project, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Closing Date, within 24 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings, operating expense reductions and synergies are reasonably quantifiable and factually supportable (whether or not permitted to be added back under the rules and regulations of the SEC), (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (xvi) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are otherwise added back to Consolidated EBITDA pursuant to this definition (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the share of any such cost savings, operating expense reductions and synergies with respect to a joint venture that are to be allocated to such Person or any of its Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Measurement Period; provided that, any “run rate” cost savings, operating expense reductions and synergies added back pursuant to this clause (xvi) in any Measurement Period shall not exceed an aggregate amount equal to 25.0% of Consolidated EBITDA (calculated before giving effect to any such addbacks and adjustments and all other permitted add-backs and adjustments) for such Measurement Period on a pro forma basis; plus

(xvii)any restructuring charges, costs, expenses, accruals or reserves (and adjustments to existing reserves) or expenses, integration costs, inventory optimization programs or other business optimization expenses or costs (including charges directly related to the implementation of cost-savings initiatives and tax restructurings), including any costs incurred in connection with acquisitions or divestitures and costs in respect of strategic initiatives, costs related to entry into new markets and costs related to the opening and closure and/or consolidation of facilities (including rent termination, moving and legal costs) and to exiting lines of business, signing, retention and completion bonuses, severance, relocation or recruiting, public company registration, listing compliance, reporting and related expenses, charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body, and expenses incurred in connection with casualty events or asset sales outside the ordinary course of business, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period;

minus (b) the following to the extent included in calculating such Consolidated Net Income:

(i)Federal, state, local and foreign income tax credits and

(ii)all non-cash items increasing such Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.

Unless otherwise specified, “Consolidated EBITDA” shall mean Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Debt” means, the aggregate principal amount of Consolidated Funded Indebtedness that is secured by a Lien on the Collateral that is senior to or pari passu with the Lien securing the Obligations (including, for the avoidance of doubt, the ABL Revolving Loans).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a Consolidated basis, without duplication, the sum of (a)(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money Indebtedness, (iii) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (iv) all Attributable Indebtedness, and (v) all Indebtedness of the types referred to in clauses (i) through (iv) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower and its Restricted Subsidiaries, minus (b) unrestricted cash and cash equivalents included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of (i) all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash interest or deferred interest financing costs (for the avoidance of doubt, such exclusion shall apply to amortization of financing fees, debt discount and bond hedge costs in connection with the Senior Notes), and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (b) the sum of (i) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) and (ii) net gains under Swap Contracts, in each case of or by any of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) Debt Service Charges, in each case for the most recently ended Measurement Period.

“Consolidated Net Income” means, as of any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of the Borrower and its Restricted Subsidiaries during such Measurement Period from any Subsidiary in which any Person other than any of the Borrower and its Restricted Subsidiaries has a joint interest (where the interest or interests of any of the Borrower and its Restricted Subsidiaries does not cause the net income of such Subsidiary to be consolidated into the net income of the Borrower and its Restricted Subsidiaries under GAAP), except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Borrower and its Restricted Subsidiaries during such Measurement Period, (c) the income (or loss) of a Restricted Subsidiary during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary or is merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiaries, and (d) the income of any Restricted Subsidiary of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Loan Party’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Secured Debt” means, Consolidated Funded Indebtedness that is secured by Liens on the Collateral outstanding as of such date, other than Capital Lease Obligations.

“Consolidated Working Capital” mean, at any date, the excess of (a) the sum of all amounts (excluding all cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and Restricted Subsidiaries on such date.

“Contractual Obligation” means, as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Lender” has the meaning specified in Section 10.01.

“Covered Party” has the meaning specified in Section 10.27.

“Credit Agreement Refinancing Indebtedness” means

(a)Permitted Equal Priority Refinancing Debt,
(b)Permitted Junior Priority Refinancing Debt, or
(c)Permitted Unsecured Refinancing Debt;

provided that, in each case, such Indebtedness is incurred to Refinance, in whole or in part, existing Term Loans, or any Loans under any then-existing Incremental Term Loan Facility (or, if applicable, unused Commitments thereunder) (“Refinanced Debt”); provided, further, that

(i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest margins, rate floors, fees, funding discounts, closing payments, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant, the Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees),

(ii) subject to the Inside Maturity Exceptions, any such Indebtedness shall have a final maturity date that is equal to or later than the earlier of (x) the final maturity date of the Refinanced Debt and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Debt and (2) the greatest Weighted Average Life to Maturity of any Class of Term Loans remaining outstanding immediately after giving effect to such Refinancing,

(iii) [reserved],

(iv) such Indebtedness shall not have a greater principal amount (or, if higher, shall not have a greater accreted value, if applicable) than the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Debt plus accrued interest, dividends, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn plus an amount equal to any dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness”,

(v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is incurred or made effective,

(vi) [reserved],

(vii) subject to the Inside Maturity Exceptions, the terms of such Indebtedness shall not require any mandatory repayment, redemption, repurchase, acquisition or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole) prior to the maturity date of the Refinanced Debt); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees),

(viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Restricted Subsidiaries of the Borrower that do not guarantee the Obligations, and

(ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Obligations.

“Customary Escrow Provisions” means customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Equity Interests of such Person made during such period, plus (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Debtor Relief Laws” means  the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States from time to time in effect and affecting the rights of creditors generally, including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate per annum equal to the rate of interest (including the Applicable Margin) in effect from time to time with respect thereto (if any), plus two percent (2.00%) per annum.

“Defaulting Lender” means, subject to Section 9.16, any Lender that, as determined by the Agent, (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (c) has notified any Loan Party, the Agent or other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had a receiver, interim receiver, monitor, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory is the subject or target of any Sanction.

“Designated Non-Cash Consideration” means the fair market value of consideration that is not cash or cash equivalents that is received by the Borrower or its Restricted Subsidiaries in connection with a Disposition that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Agent, setting forth the basis of such valuation (less the amount of the amount of cash or cash equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(ii)(B).

“Discount Range” has the meaning specified in Section 2.05(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(ii)(C) substantially in the form of Exhibit G.

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit H, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(ii)(C).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.05(a)(ii)(B), Section 2.05(a)(ii)(C) or Section 2.05(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(ii)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, by any Person of any property (including, without limitation, any Equity Interests held by such Person), or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property effected pursuant to a Division.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable in cash at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is ninety-one (91) days after the Latest Maturity Date.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay in cash upon the occurrence of any of the foregoing events at any such time, plus accrued and unpaid dividends; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) those Persons that have been specified in writing to the Agent and Arrangers on or prior to Closing Date as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Agent after the Closing Date and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clauses (a) or (b) above) that are either (i) identified in writing to the Agent by the Borrower from time to time after the Closing Date or (ii) reasonably identifiable as such solely on the basis of the similarity of such Affiliate’s name; provided that no supplement to the list of Disqualified Lenders shall apply retroactively to disqualify any Person that shall have previously acquired an assignment, participation or other interest in any Loan or Commitment that was effective or the trade date for which occurred prior to the Closing Date of such supplement; provided, further that any supplement (or other modification) to the list of Disqualified Lenders shall only become effective three Business Days after such Person is identified in writing to the Agent and such supplement (or other modification) has been posted by the Agent on the Platform.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)a determination by the Agent, or a notification by the Borrower to the Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)the joint election by the Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or original issue discounts (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally by or on behalf of the Borrower to Lenders or other institutions providing such Indebtedness, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees, closing payments or other fees payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their Affiliates) in connection with the commitments for or syndication of such Indebtedness and not payable to all Lenders, ticking fees accruing prior to the funding of such Indebtedness, consent or amendment fees for an amendment paid generally to consenting Lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender) and any other fees of the type not paid or payable generally by or on behalf of the Borrower to Lenders or other institutions in the syndication of such Indebtedness.

“Electronic Copy” has the meaning specified in Section 10.10.

“Electronic Record” has the meaning specified in Section 10.10.

“Electronic Signature” has the meaning specified in Section 10.10.

“Eligible Assignee” means (a) any Lender or any of its Affiliates or branches, (b) an Approved Fund and (c) any other Person (other than a natural person); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, (i) except as contemplated by Section 10.06(e), a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (ii) any Defaulting Lender or (iii) any Disqualified Lender.

“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale (whether primary or secondary) of Equity Interests by any of the Borrower and its Restricted Subsidiaries and for the avoidance of doubt includes the exercise of stock options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Ethically Screened Affiliate” means any Affiliate of a Lender that (i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate and (iii) such Lender or any other Affiliate of such Lender that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Lender’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income of the Borrower for such period;
(ii)an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period and that amortization of a prepaid cash item that was paid in a prior period shall be excluded);
(iii)decreases in Consolidated Working Capital as of the end of such period from the Consolidated Working Capital as of the beginning of such period but excluding any such increase or decrease arising from (i) the Acquisition or Disposition of any Person or asset, outside the ordinary course of business by the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Contract;
(iv)an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;
(v)cash payments received in respect of Swap Contract during such period to the extent not included in arriving at such Consolidated Net Income; and
(vi)the amount deducted as tax expense to the extent deducted in arriving at such Consolidated Net Income (net of any adjustments pursuant to clause (ii) of the last paragraph of the definition of “Consolidated Net Income” for cash tax benefits related to the tax amortization of intangible assets in such period);

minus

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last two paragraph of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period, provided that such amounts are added to Excess Cash Flow in the period received) (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded in arriving at such Consolidated Net Income by virtue of clauses (a) through (d) of the definition of the term “Consolidated Net Income”;
(ii)the aggregate amount of all principal payments of unsecured Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) all scheduled principal repayments of unsecured Permitted Additional Debt and unsecured Credit Agreement

Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (B) the amount of any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of unsecured Permitted Additional Debt or unsecured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of unsecured Permitted Additional Debt or unsecured Credit Agreement Refinancing Indebtedness and (2) all prepayments of unsecured revolving credit loans permitted hereunder made during such period (other than in respect of any unsecured revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the incurrence of long-term Indebtedness by the Borrower or the Restricted Subsidiaries;
(iii)an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;
(iv)increases in Consolidated Working Capital as of the end of such period from the Consolidated Working Capital as of the beginning of such period, but excluding any such increase or decrease arising from, (i) the Acquisition or Disposition of any Person or assets outside of the ordinary course of business by the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Contract;
(v)the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring changes) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries;
(vi)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition, repurchase and/or similar payment of unsecured Indebtedness, except to the extent that such payments were financed by the incurrence of long-term Indebtedness by the Borrower or any of the Restricted Subsidiaries;
(vii)the aggregate amount of all payments paid in cash by the Borrower and the Restricted Subsidiaries during such period in connection with, or necessary to consummate, the Transactions, except to the extent that such payments were financed by the incurrence of long-term Indebtedness by the Borrower or any Restricted Subsidiary;

(viii)amounts excluded under clause (i) of the last paragraph of the definition of “Consolidated Net Income” for such Excess Cash Flow period, to the extent the relevant insurance proceeds have not yet been received;
(ix)the amount of cash taxes, including penalties and interest, paid in cash or tax reserves set aside or payable (without duplication) in such period; and
(x)cash expenditures made in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the Fiscal Year ending on or about December 31, 2022.

“Excluded Assets” means:

(a) any fee-owned or leased Real Estate;

(b)motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a UCC financing statement;

(c)any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law);

(d)any Excluded Equity Interests;

(e)any property to the extent that such grant of a security interest in or Lien on such property requires a consent not obtained of any Governmental Authority pursuant to any Law and any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization (other than to the extent that any such requirement, prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law);

(f)any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document to which any Loan Party is a party or any asset, right or property of any Loan Party that is subject to a purchase money security interest, Capital Lease Obligation, similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (which shall include any property that is subject to a Lien permitted pursuant to clauses (g), (h) and (n) of the definition of “Permitted Encumbrances”) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Loan Party under such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or purchase money, capital lease or similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or creates or would create a right of termination in favor of any other party thereto (other than the Borrower or any wholly-owned Restricted Subsidiary), or requires consent not obtained of any third party (it being understood and agreed that no Loan Party or Restricted Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and any applicable Law, other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar applicable Law notwithstanding such prohibition;

(g)those assets as to which the Borrower and the Agent shall reasonably determine in writing that the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(h)any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application, and

(i)any property to the extent a security interest in such property would result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower as reasonably determined by the Borrower in consultation with the Agent.

provided that no asset shall be an Excluded Asset unless it is also “Excluded Property” under the Security Agreement (as defined in the ABL Credit Agreement as in effect on the Closing Date).

“Excluded Equity Interests” means:
(a)any Equity Interest as to which the Borrower and the Agent reasonably determine in writing that the costs or other consequences of pledging such Equity Interest are excessive in relation to the value of the security interest to be afforded thereby,
(b)(i) solely in the case of any pledge of the Equity Interests of any Foreign Subsidiary or FSHCO to secure the Obligations, any Equity Interests that are voting Equity Interests of a first-tier Foreign Subsidiary or a first-tier FSHCO in excess of 65% of the voting Equity Interests of such first-tier Foreign Subsidiary or first-tier FSHCO, or (ii) Equity Interests of any direct or indirect Subsidiary of a Foreign Subsidiary or FSHCO,
(c)any margin stock (as defined in Regulation U of the Federal Reserve),
(d)Equity Interests of any Person, other than any wholly-owned Restricted Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any Contractual Obligation, Organization Document, joint venture agreement or shareholders’ agreement applicable to such Person, or creates an enforceable right of termination with respect to the foregoing in favor of any other party thereto (other than the Borrower, any Loan Party or any wholly-owned Restricted Subsidiary),
(e)the Equity Interests of any Unrestricted Subsidiary or of any Special Purpose Subsidiary,
(f)any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Restricted

Subsidiary as reasonably determined by the Borrower in consultation with the Agent and confirmed in writing by notices to the Agent,
(g)any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any applicable Law (including any requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law), and
(h)any other Equity Interests that constitute Excluded Assets.

provided that no Equity Interest shall be an Excluded Equity Interest unless it is also excluded from the definition of “Pledged Equity” under the Security Agreement (as defined in the ABL Credit Agreement as in effect on the Closing Date).

“Excluded Subsidiary” means

(a)any Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Loan Party pursuant to the requirements of Section 6.11 (for so long as such Subsidiary remains a non-wholly-owned Subsidiary),

(b)any Subsidiary that is prohibited by (x) applicable Law or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c)any Domestic Subsidiary that is (i) a FSHCO or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary,

(d)any Immaterial Subsidiary,

(e)any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower (confirmed in writing by notice to the Borrower), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f)each Foreign Subsidiary and each Unrestricted Subsidiary,

(g)any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Agent,

(h)any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Agent, and

(i)any Special Purpose Subsidiary;

provided that, other than with respect to any Foreign Subsidiary, no Subsidiary shall be an Excluded Subsidiary if it is required under the ABL Credit Agreement to grant a Lien on its assets to secure or Guarantee the ABL Obligations.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 3.01(e) or (f) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Extended Term Facility” means each Class of Extended Term Loans made pursuant to Section 2.16(a).

“Extended Term Commitment” has the meaning specified in Section 2.16(a).

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Agent (solely for purposes of giving effect to Section 2.16) and the Borrower executed by each of (a) the Borrower, (b) the Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.16.

“Extension Offer” has the meaning specified in Section 2.16(a).

“Facility” means the Initial Term Loan Facility, any Incremental Term Loan Facility, any Extended Term Facility or any Refinancing Term Facility, as the context may require.

“Facility Guaranty” means the Guaranty Agreement dated as of the Closing Date among the applicable Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“FASB” means the Financial Accounting Standards Board, which promulgates accounting standards.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning set forth in Section 3.03(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated September 27, 2021, among the Borrower and the Agent.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case of the Borrower and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) and, if any, Indebtedness of one or more CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) each of the Loan Parties party to the Facility Guaranty, and (ii) each Restricted Subsidiary of the Borrower that is required to execute and deliver a Facility Guaranty (or a Joinder Agreement) pursuant to Section 6.11 (for the avoidance of doubt, excluding any Excluded Subsidiary).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Holdings” means RH, a Delaware corporation.

“IBA” has the meaning set forth in Section 3.03(c).

“Immaterial Subsidiary” means any Restricted Subsidiary that (a) owns less than, individually, two and a half percent (2.50%), or, together with all other Restricted Subsidiaries which are Immaterial Subsidiaries, five percent (5.00%) of the Consolidated assets of the Borrower and (b) generates less than, individually, two and a half percent (2.50%), or, together with all other Restricted Subsidiaries which are Immaterial Subsidiaries, five percent (5.00%) of the Consolidated Net Income of the Borrower; provided that, (x) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clauses (a) and (b) above, and (y) if the Consolidated assets or Consolidated Net Income of all Restricted Subsidiaries that are “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) and (b)

above, the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Agent, and, as a result thereof, the Consolidated assets or Consolidated Net Income of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.  All Immaterial Subsidiaries as of the Closing Date are set forth on Schedule 6.05 hereto.

“Impacted Loans” has the meaning set forth in Section 3.03(a).

“Incremental Amendment” has the meaning set forth in Section 2.15(g).

“Incremental Base Amount” means, as of any date of determination,

(a)the greater of (x) $1,000,000,000 and (y) 100% of Consolidated EBITDA for the most recently completed Measurement Period, plus
(b)the aggregate principal amount of (i) Term Loans voluntarily prepaid prior to such date pursuant to Section 2.05(a) and (ii) Term Loans assigned to any Purchasing Borrower Party pursuant to Section 10.06(i), but only to the extent that such Term Loans have been canceled (with credit given for the principal amount of such Term Loans so assigned), plus
(c)the aggregate principal amount of ABL Revolving Loans prepaid pursuant to the ABL Credit Agreement prior to such date, but only to the extent accompanied by a permanent reduction of commitments under the ABL Credit Agreement, plus
(d)all voluntary redemptions, prepayments, repurchases, defeasances, acquisitions or similar payments or permanent reductions of commitments of all other Indebtedness that is secured by a Lien on the Collateral that ranks on an equal priority basis with the Liens securing the Obligations, in each case to the extent such Indebtedness was initially incurred in reliance on Section 2.15(b)(i) or clause (j)(i)(A) of the definition of “Permitted Indebtedness”; plus
(e)at the option of the Borrower, the aggregate principal amount of Indebtedness that may be incurred pursuant to clause (k) of the definition of “Permitted Indebtedness” which is reallocated to the Incremental Base Amount.

in each case of clauses (b), (c), (d) and (e) except to the extent financed by the incurrence of long term Indebtedness by the Borrower or its Restricted Subsidiaries, minus

(f)the aggregate principal amount of Indebtedness incurred pursuant to Section 2.15(b)(i) or clause (j)(i)(A) of the definition of “Permitted Indebtedness”.

“Incremental Commitments” has the meaning specified in Section 2.15(a).

“Incremental Facilities” has the meaning specified in Section 2.15(a).

“Incremental Limit” has the meaning specified in Section 2.15(b).

“Incremental Term Commitment” means the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.15(a).

“Incremental Term Loan Facility” means each Class of Incremental Term Loans made pursuant to Section 2.15.

“Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person in respect of Disqualified Stock; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Initial Maturity Date” means October 20, 2028.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption.  The amount of each Lender’s Initial Term Commitment as of the Closing Date is set forth on Schedule 2.01.  The initial aggregate amount of the Lenders’ Initial Term Commitments on the Closing Date is $2,000,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” has the meaning specified in Section 2.01.

“Initial Term Loan Facility” means the initial term loan facility with respect to the Initial Term Commitments and Initial Term Loans borrowed on the Closing Date.

“Information” has the meaning specified in Section 10.07.

“Inside Maturity Exceptions” means, with respect to any restrictions hereunder on the maturity date and Weighted Average Life to Maturity of any Indebtedness, that such restrictions shall not apply to the extent such Indebtedness either are subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or that constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this definition and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreements” means, at any time, the ABL Intercreditor Agreement and any Acceptable Intercreditor Agreement then in effect.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one (1), three (3) or six (6), months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)no Interest Period shall extend beyond the Maturity Date; and

(iv)notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s and/or its Restricted Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness of or interest in, another Person, or (c) any Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Guarantor, as the Agent may determine.

“Judgment Currency” as defined in Section 10.22.

“Junior Debt” means any third-party Indebtedness for borrowed money owing by any Loan Party (and any obligations in respect thereof) that is subordinated expressly by its terms in right of payment to the Obligations.

“Latest Maturity Date” means, with respect to any incurrence, extension or other obtaining of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Facility outstanding hereunder as determined on the date of any such incurrence, issuance, extension or obtaining, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan or any Refinancing Term Loan.

“Law” or “Laws” means each international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning specified in Section 1.06.

“LCT Test Date” has the meaning specified in Section 1.06.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment or an Extension Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR” has the meaning specified in the definition of “LIBOR Rate”.

“LIBOR Rate” means:

(a)for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; and

(c)if the LIBOR Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien, trust (statutory, constructive, deemed or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, servitude, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any Acquisition or other similar Investment by the Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing, (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment and (z) any declaration of a dividend or distribution in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value equity interests of the Borrower or Holdings whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Location” means any retail store or other facility (which may include any real property, fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party or Restricted Subsidiary.

“Loan” means any Initial Term Loan, Incremental Term Loan or any Extended Term Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Security Documents, the Facility Guaranty, the ABL Intercreditor Agreement, each other Intercreditor Agreement, any Incremental Amendment, Extension Amendment or Refinancing Amendment and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith, each as amended and in effect from time to time.

“Loan Notice” means a notice of borrowing substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Restricted Subsidiary of the Borrower that is or becomes a guarantor of the Obligations.  “Loan Party” means any one of such Persons.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower (or, as the case may be, of a direct or indirect parent entity whose Equity Interests are traded on a securities exchange) on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $175,000,000.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Intellectual Property” means any intellectual property that is material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower.

“Material IP Permitted Business Purpose” means any transaction for a bona fide business purpose so long as such transaction is not (i) undertaken to facilitate a financing (including a debtor in possession financing) or a Restricted Payment, (ii) undertaken in connection with a liability management transaction or (iii) entered into with an Affiliate of the Borrower (other than Holdings or its Subsidiaries).

“Material Junior Debt” means Junior Debt of any Loan Party in an aggregate principal amount exceeding the greater of $350,000,000 and 35% of Consolidated EBITDA for the most recently completed Measurement Period.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Maturity Date and (b) with respect to each Class of Incremental Term Loans, Extended Term Loans and Refinancing Term Loans, the maturity date set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any transaction for which Net Proceeds are being measured including a Disposition (including any casualty or condemnation) by any Loan Party, or a casualty or condemnation of property of any Loan Party, any Equity Issuance, or the incurrence of any Indebtedness, the excess, if any, of (i) the sum of cash and cash equivalents received by the applicable party or parties in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) in the case of any such Disposition, the principal amount of any Indebtedness that is secured by a Permitted Encumbrance, senior to the Agent’s Lien, on the applicable asset and which Indebtedness is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) in the case of any such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (x) associated with the assets that are the subject of such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction, (C) in the case of any Prepayment Event pursuant to clauses (a) or (b) of the definition thereof, the amount of any proceeds thereof that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 6.05), including, in the case of any Prepayment Event pursuant to clause (b) of the definition thereof, for the repair, restoration or replacement of the asset or assets subject to such Prepayment Event; provided that (I) any portion of such proceeds that has not been so reinvested within the Reinvestment Period (or, if made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, within 180 days after the end of the Reinvestment Period) shall (x) be deemed to be Net Proceeds of a Prepayment Event occurring on (1) the last day of the Reinvestment Period or (2) in the case of any such proceeds made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, the 180th day after the end of the Reinvestment Period and (y) be applied to the prepayment of Term Loans in accordance with Section 2.05(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.05(b) and (II) any proceeds subject to an Acceptable Reinvestment Commitment that is (x) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (y) not consummated (i.e., the reinvestment, repair, restoration or replacement, as the case may be, contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 2.05(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.05(b), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period and (D) the reasonable and customary out-of-pocket expenses incurred by the applicable party or parties (which may be any of the Borrower and its Restricted Subsidiaries depending on the transaction) in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and tax expenses and commissions) paid by the applicable party or parties in connection with such transaction to third parties (other than Affiliates of such party or parties).

“Net Short Lender” has the meaning specified in Section 10.01.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Note” means a promissory note of the Borrower substantially in the form of Exhibit B.

“Notice of Prepayment” has the meaning specified in Section 2.05(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Market Purchase” has the meaning specified in Section 10.06(i).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Rate Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR  with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning provided therefor in Section 10.06(d).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)after giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(b)any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower pursuant to Section 7.08;

(c)if the Person which is the subject of such Acquisition will be maintained as a Restricted Subsidiary of a Loan Party, the requirements of Section 6.11 shall have been fulfilled with respect to such Restricted Subsidiary, to the extent applicable; and

(d)no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall have occurred and be continuing at the time of such Acquisition or would result therefrom.

“Permitted Additional Debt” means

(i)secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Obligations) or

(ii) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may be secured by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Obligations), in each case incurred by the Borrower or any other Loan Party; provided that

(a)subject to the Inside Maturity Exceptions, the terms of such Indebtedness or commitments do not provide for a maturity date that is earlier than the Latest Maturity Date or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans or mandatory repayment, mandatory redemption, mandatory commitment reduction, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments) and customary acceleration rights upon an event of default; provided, that any such Indebtedness that is secured by a Lien on the Collateral that ranks on an equal priority basis with the Liens securing the Obligations may participate on a pro rata basis or less than pro rata basis (but not, except in the case of any Refinancing of such Indebtedness, on a greater than a pro rata basis) in any mandatory prepayments with the Term Loans hereunder,

(b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest rate margins, rate floors, fees, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums), when taken as a whole, are determined in good faith by the Borrower to enter, (A) consistent with market terms and conditions taken as a whole at the time of incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and the Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (other than covenants, events of default, subsidiary guarantors and other terms that are applicable after the Latest Maturity Date or added for the benefit of each Facility, including, if the documentation governing such Indebtedness or commitments contains any Previously Absent Financial Maintenance Covenant, the Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)),

(c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Obligations,

(d) any Permitted Additional Debt may not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations,

(e) any secured Permitted Additional Debt incurred may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Acceptable Intercreditor Agreement and

(f)any Permitted Additional Debt in the form of term loans that satisfy the MFN Conditions shall be subject to the MFN Protection set forth in Section 2.15(c) (but subject to the MFN Exceptions to such MFN Protection) as if such Permitted Additional Debt were an Incremental Term Loan.

“Permitted Disposition” means any of the following:

(a)Dispositions of property in the ordinary course of business and Dispositions of Permitted Investments under clauses (a) – (e) of the definition thereof in the ordinary course of business;

(b)arm’s length bulk sales or other Dispositions of property of a Loan Party or a Restricted Subsidiary thereof not in the ordinary course of business in connection with closing or sale of a Location, at arm’s length;

(c)licenses of Intellectual Property consisting of trade names of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business;

(d)licenses for the conduct of licensed departments within Locations in the ordinary course of business;

(e)Dispositions of Equipment in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party, no longer used or useful or necessary in its business or that of any Restricted Subsidiary;

(f)Dispositions among the Loan Parties and the Restricted Subsidiary;

(g)[reserved];

(h)sales of Real Estate of any Loan Party or any Restricted Subsidiary thereof (or sales of any Equity Interests in any Person or Persons created to hold such Real Estate), including sale-leaseback transactions involving any such Real Estate leases, as long as (A) such sale is made for fair market value and (B) no Default or Event of Default then exists or would arise therefrom;

(i)so long as no Default or Event of Default is continuing or would arise therefrom, Dispositions of other assets and property of the Loan Parties or any of their Restricted Subsidiaries in exchange for reasonably equivalent value; provided that

(i)such Disposition shall be for no less than the fair market value of such property at the time of such Disposition, and
(ii)with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of the greater of (x) $75,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently completed Measurement Period, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or cash equivalents; provided, however, for the purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the most recent balance sheet provided under Section 6.01 or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on such balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than any Junior Debt or other liability that is by its terms subordinated in right of payment in cash to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or cash equivalents, (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or cash equivalents, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $100,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently completed Measurement Period, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or cash equivalents;

(j)transactions expressly permitted under Section 7.01, 7.02, 7.04, 7.06, 7.07 or 7.09, in each case to the extent constituting a Disposition;

(k)Dispositions of property subject to an event described in clause (b) of the definition of Prepayment Event;

(l)Dispositions of Intellectual Property that is no longer useful or necessary to the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, as determined by the Borrower in good faith;

(m) the discount, write-off or Disposition of accounts receivable overdue or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(n)the unwinding of any Swap Contract;

(o)Dispositions not otherwise permitted under this definition; provided that the aggregate book value of all property Disposed of pursuant to this clause (o) in any Fiscal Year shall not exceed the greater of (x) $100,000,000 and (y) 10% of Consolidated EBITDA for the most recently completed Measurement Period;

(p)leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Restricted Subsidiaries, taken as a whole;

(q)Dispositions of Investments (constituting Permitted Investments) in joint ventures, to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties as set forth in the joint venture arrangements and similar binding arrangements;

(r)Dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof; and

(s)Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary.

“Permitted Encumbrances” means:

(a)Liens for Taxes that (i) are not yet due (ii) are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, or (iii) that are not expected to result in a Material Adverse Effect;

(b)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than sixty (60) days, or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien or (ii) are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP;

(c)pledges, deposits or statutory trusts made in the ordinary course of business in compliance with (i) workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or (ii) public utility services provided to the applicable Person or its Restricted Subsidiaries;

(d)deposits, pledges and other Liens to secure the performance of bids, trade contracts, leases and subleases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, tenders and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens in respect of (i) judgments that would not constitute an Event of Default under Section 8.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation; provided that the aggregate amount of all pledges and deposits, when added to the amount of any judgements referred to in clause (i) of this sub-section (e), shall not at any time exceed $100,000,000;

(f)easements, servitudes, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, licenses and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Loan Parties and their Restricted Subsidiaries, taken as a whole;

(g)Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h)Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of “Permitted Indebtedness” so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after the acquisition, construction or improvement thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition, construction or improvement of such fixed or capital assets and (iii) such Liens shall not extend to any property or assets of the Loan Parties other than such fixed or capital assets and the products and proceeds thereof and books and records related thereto (it being understood that Indebtedness secured by such Liens by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(i)Liens in favor of the Agent or others securing the Obligations;

(j)landlords’ and lessors’ Liens in respect of rent not in default;

(k)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or Disposition of Permitted Investments; provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)(i) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries and (ii) consensual Liens in favor of the applicable financial institution or broker on such accounts, and all funds or investment property credited thereto, solely to the extent arising pursuant to such financial institution’s or broker’s standard terms and conditions of account and securing only obligations with respect to such accounts owing to such financial institution or broker under such standard terms and conditions;

(m)Liens arising from precautionary collateral filings regarding “true” operating leases  and Liens arising by operation of law under UCC or similar Law in connection with conditional sales, installment sales, title retention, consignments and similar arrangements entered into by a Loan Party or a Restricted Subsidiary;

(n)Liens on property in existence at the time such property is acquired or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of the Borrower or any of its Restricted Subsidiaries;

(o)Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien, or (ii) that are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP;

(p)Liens securing Permitted Indebtedness described in clause (d) of the definition thereof;

(q)Liens securing pre-funded escrow accounts with respect to earn outs permitted pursuant to clause (g)(ii) of the definition of Permitted Indebtedness;

(r)Liens on assets of Foreign Subsidiaries that are not Loan Parties securing Permitted Indebtedness described in clause (m) of the definition thereof;

(s)Liens securing Indebtedness permitted pursuant to clause (k) of the definition of “Permitted Indebtedness”;

(t)Liens securing Indebtedness permitted pursuant to clauses (j) and (y) of the definition of “Permitted Indebtedness”; provided that, the holders of such Indebtedness shall have entered into with the Agent an applicable Acceptable Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall, (i) in the case of Indebtedness incurred pursuant to clauses (j)(i)(B)(1) and (y)(i)(A)(1) of the definition of “Permitted Indebtedness”, have the same priority ranking as the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (ii) in the case of clauses (j)(i)(B)(2) and (y)(i)(A)(2) of the definition of “Permitted Indebtedness”, rank junior in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies);

(u)Liens on items of specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment, including leasehold improvements in Locations, financed by any holder of Indebtedness permitted pursuant to clause (q) of the definition of Permitted Indebtedness (it being understood that Indebtedness secured by such Liens by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(v)Liens on aircraft financed pursuant to the Permitted Jet Transactions permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(w)Liens securing Indebtedness permitted pursuant to clause (z) of the definition of Permitted Indebtedness; provided that any Lien that is granted in reliance on this clause (w) shall be subject to the ABL Intercreditor Agreement;

(x)Liens (i) on any cash earnest money deposits made by the Loan Parties and Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (ii) consisting of escrow arrangements in connection with Acquisitions and Investments permitted hereunder or (iii) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(y)Liens in connection with letters of credit and cash management obligations which are Permitted Indebtedness; and

(z)Liens on insurance policies (or deposits with respect thereto) securing the financings of premiums with respect thereto permitted pursuant to clause (u) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means each of the following:

(a)Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof;

(b)Indebtedness consisting of Permitted Investments described in clause (g) of the definition thereof; provided that such Indebtedness owed by a Loan Party to a non-Loan Party shall be permitted only to the extent subordinated in right of priority and security to the Obligations on customary terms;

(c)purchase money Indebtedness of any Loan Party or any Restricted Subsidiary thereof to finance the acquisition, construction or improvement of any real or personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to or within one hundred eighty (180) days after the acquisition, construction or improvement thereof, and Permitted Refinancings thereof, provided, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of (x) $400,000,000 and (y) 40% of Consolidated EBITDA for the most recently completed Measurement Period, at any time outstanding (excluding any current and future Capital Lease Obligations in respect of Real Estate Leases);

(d)Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned or leased by any Loan Party or any Restricted Subsidiary thereof (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations);

(e)contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Locations;

(f)obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks  to which such Person has exposure associated with liabilities, commitments, investments, assets or property held by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(g)Indebtedness in connection with any Permitted Acquisition or other similar Permitted Investment (i) with respect to the deferred purchase price therefor, (ii) consisting of any earn out or other payment of contingent consideration tied to the post-closing performance of the acquired Person, business, asset or property, to the extent that the payment of the full amount of such earn out or other consideration was permissible at the date of the closing of such Permitted Acquisition or other Permitted Investment (or such other applicable date if a Limited Condition Transaction) or otherwise has been pre-funded into an escrow account upon the consummation of such Permitted Acquisition or other similar Permitted Investment, or (iii) under deferred compensation or other similar arrangements with employees;

(h)Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition or other similar Permitted Investment, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party), and any Permitted Refinancing thereof;

(i)(i) Indebtedness created hereunder and under the other Loan Documents and (ii) any Credit Agreement Refinancing Indebtedness incurred to Refinance (in whole or in part) such Indebtedness and any Permitted Refinancing in respect thereof;

(j)(i) Indebtedness of the Loan Parties in respect of Permitted Additional Debt that at the time of incurrence or provision thereof and after giving pro forma effect thereto shall not exceed the sum of (A) the Incremental Base Amount plus (B) an unlimited amount so long as, after giving effect to such Permitted Additional Debt on a pro forma basis (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith and assuming a full drawing thereof), in each case, as of the last day of the most recently ended Measurement Period, the Borrower would be in compliance with: (1) if such Indebtedness is secured by a Lien on the Collateral that ranks on an equal priority basis with the Liens securing the Obligations, a First Lien Leverage Ratio that is no greater than either (x) 4.00:1.00 or (y) if incurred in connection with an Acquisition or other similar Permitted Investment, the First Lien Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment, (2) if such Indebtedness is secured by a Lien on the Collateral that ranks on a junior prior basis with the Liens securing the Obligations, a Secured Leverage Ratio that is no greater than either (x) 4.50:1.00 or (y) if incurred in connection with an Acquisition or other similar Permitted Investment, the Secured Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment, and (3) with respect to any Indebtedness not of the type described in subclauses (1) or (2) above, (i) a Total Leverage Ratio that is no greater than either (x) 5.50:1.00 or (y) if incurred in connection with an Acquisition or other similar Permitted Investment, the Total Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment or (ii) a Consolidated Interest Coverage Ratio not less than either (x) 2.00:1.00 or (y) if incurred in connection with an Acquisition or other similar Permitted Investment, the Consolidated Interest Coverage Ratio immediately prior to giving effect to such Acquisition or other similar Permitted Investment; and

(ii) any Permitted Refinancing in respect of such Indebtedness;

(k)Indebtedness not otherwise specifically described herein in an aggregate principal amount equal to (A) the greater of (x) $500,000,000 and (y) 50% of Consolidated EBITDA for the most recently completed Measurement Period less (B) any amounts under this clause (k) that have previously been allocated and utilized pursuant to clause (e) of the definition of “Incremental Base Amount”;

(l)unsecured Indebtedness to finance the repurchase of employee stock in accordance with the provisions of Section 7.06(d) hereof;

(m)[reserved];

(n)Indebtedness of any Loan Party to any other Loan Party;

(o)Indebtedness of any Loan Party to any Affiliate that is not a Loan Party; provided that such Indebtedness shall be permitted only to the extent subordinated in right of priority and security to the Obligations on customary terms reasonably satisfactory to the Agent;

(p)Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount equal to the greater of (x) $150,000,000 and (y) 15% of Consolidated EBITDA for the most recently completed Measurement Period;

(q)Indebtedness in an amount not to exceed the greater of (x) $150,000,000 and (y) 15% of Consolidated EBITDA to finance specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment of the Loan Parties including leasehold improvements in Locations; provided that, upon the Loan Parties’ entering into any such financing pursuant to this clause (q), the Agent shall release its Lien on the specific furniture, fixtures and Equipment subject to such financing;

(r)Indebtedness constituting Permitted Jet Transactions in an amount not to exceed $65,000,000 in the aggregate at any time outstanding;

(s)[reserved];

(t)Guarantees of Indebtedness consisting of Permitted Investments described in clause (i) of the definition thereof; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantees shall be subordinated to the Obligations;

(u) Indebtedness in respect of bids, trade contracts, leases and subleases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, tenders and other obligations of a like nature incurred in the ordinary course of business;

(v)Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(w)Indebtedness consisting of (i) the financing of insurance premiums and (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(x)Indebtedness incurred by any Loan Party or Restricted Subsidiary thereof in the form of customary obligations under indemnification, incentive, non-compete, deferred compensation, or other similar arrangements in the ordinary course of business (including in connection with any Permitted Acquisition or other similar Permitted Investment);

(y)(i) Indebtedness of the Borrower or any Restricted Subsidiary so long as (A) such Indebtedness is in an aggregate outstanding principal amount such that after giving effect to the incurrence thereof and any Acquisition or other similar Permitted Investment consummated substantially simultaneously with the incurrence thereof on a pro forma basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith), in each case, as of the last day of the most recently ended Measurement Period the Borrower would be in compliance with (1) if such Indebtedness is secured by a Lien on the Collateral that ranks on an equal priority basis with the Liens securing the Obligations, a First Lien Leverage Ratio that is no greater than either (x) 4.00:1.00 or (y) the First Lien Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment; (2) if such Indebtedness is secured by a Lien on the Collateral that ranks on a junior prior basis with the Liens securing the Obligations, a Secured Leverage Ratio that is no greater than (x) 4.50:1.00 or (y) the Secured Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment, and (3) with respect to any Indebtedness not of the type described in subclauses (1) or (2) above, (i) a Total Leverage Ratio that is no greater than either (x) 5.50:1.00 or (y) the Total Leverage Ratio immediately prior to such Acquisition or other similar Permitted Investment or (2) a Consolidated Interest Coverage Ratio not less than either (x) 2.00:1.00 or (y) if incurred in connection with an Acquisition or other similar Permitted Investment, the Consolidated Interest Coverage Ratio immediately prior to giving effect to such Acquisition or other similar Permitted Investment and (B) the terms of such Indebtedness shall be consistent with the requirements set forth in clause (a) and, if applicable, clause (f) of the definition of “Permitted Additional Debt”; and

(ii)any Permitted Refinancing in respect of such Indebtedness; and

(z) Indebtedness consisting of: (i) the ABL Obligations outstanding under the ABL Credit Agreement in an aggregate principal amount not to exceed 115% of the sum of (x) $600,000,000 plus (y) amount of any Commitment Increase (as defined in the ABL Credit Agreement, as in effect on the Closing Date) that may be made from time to time in accordance with the ABL Credit Agreement as in effect on the Closing Date plus (B) the amount of all “Permitted Overadvances” that may be made from time to time by the ABL Agent in accordance with the ABL Credit Agreement as in effect on the Closing Date, (ii) any Permitted Refinancing in respect of the Indebtedness referred to in clause (i), and (iii) “Cash Management Services” and “Bank Products” (each as defined in the ABL Credit Agreement, as in effect on the Closing Date).

“Permitted Equal Priority Refinancing Debt” mean any secured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that

(a)such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral,

(b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”,

(c) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrower other than Restricted Subsidiaries that are Loan Parties and

(d) the holders of such Indebtedness (or their representative) and the Agent shall become parties to an Acceptable Intercreditor Agreement.

“Permitted Investments” means each of the following:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)Investments existing on the Closing Date, and set forth on Schedule 7.02 and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(g)Investments by any Loan Party or its Subsidiaries in the Borrower or any Restricted Subsidiary;

(h)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)Guarantees constituting Permitted Indebtedness;

(j)Investments by any Loan Party or any of its Restricted Subsidiaries in Swap Contracts permitted under clause (f) of the definition of “Permitted Indebtedness”;

(k)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)advances to officers, directors and employees of the Loan Parties and their Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 2.5% of Consolidated EBITDA for the most recently completed Measurement Period;

(m)Investments constituting Permitted Acquisitions and any Investment in any non-Loan Party in an amount required to permit such Person to consummate a Permitted Acquisition, which amount is actually applied by such Person to consummate such Permitted Acquisition;

(n)other Investments (including Investments in Unrestricted Subsidiaries) not otherwise specifically described herein in an aggregate amount not to exceed the sum of (x) the sum of (A) the greater of (i) $350,000,000 and (ii) 35% of Consolidated EBITDA for the most recently completed Measurement Period less (B) the aggregate amount of Restricted Debt Payments made in reliance on Section 7.07(a)(iv), less (C) the aggregate amount of Restricted

Payments made in reliance on Section 7.06(m) plus (y) the greater of (i) $500,000,000 and (ii) 50% of Consolidated EBITDA for the most recently completed Measurement Period;

(o)Investments in Similar Businesses, as valued at the fair market value of such Investment at the time each such Investment is made, in an aggregate amount not to exceed the greater of (x) $600,000,000 and (y) 60% of Consolidated EBITDA for the most recently completed Measurement Period;

(p)to the extent constituting an Investment, Permitted Encumbrances, Permitted Indebtedness, transactions permitted by Section 7.04 and Restricted Payments permitted by Section 7.06;

(q)Investments consisting of the endorsement by any Loan Party or a Restricted Subsidiary thereof of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(r)Investments received in lieu of cash in connection with any Permitted Disposition;

(s)Investments consisting of the licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;

(t)Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Loan Parties and their Restricted Subsidiaries;

(u)additional Investments so long as, (i) subject to Section 1.06, after giving pro forma effect to such Investment, the Borrower and its Restricted Subsidiaries would be in compliance with a Total Leverage Ratio, as of the last day of the most recently ended Measurement Period, of no greater than 4.25:1.00 and (ii) no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom;

(v) additional Investments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Investment is made, so long as, no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom; and

(w) Investments

(i) held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or merged, amalgamated or consolidated with or into a Restricted Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or any such commitments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(ii) held by Persons that become Restricted Subsidiaries after the Closing Date, including Investments by Unrestricted Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such designation as applicable; and

(x) Investments in any Subsidiary of Holdings in an amount up to the greater of (x) $100,000,000 and (y) 10% of Consolidated EBITDA for the most recently completed Measurement Period.

provided that, no Investment shall be a “Permitted Investments” to the extent such Investment results in any Restricted Subsidiary that is not a Loan Party owning Material Intellectual Property other than for a Material IP Permitted Business Purpose.

“Permitted Jet Transactions” means any purchase money Indebtedness incurred by Holdings or any of its Subsidiaries to finance acquisition of aircraft (and Indebtedness assumed in connection with such acquisition) and Indebtedness incurred by Holdings or any of its Subsidiaries to finance specific aircraft owned by Holdings or any of its Subsidiaries.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that

(a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral,

(b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”),

(c) the holders of such Indebtedness (or their representative) and the Agent shall become parties to an Acceptable Intercreditor Agreement, and

(d) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrower other than Restricted Subsidiaries that are Loan Parties.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the Weighted Average Life to Maturity of such Permitted Refinancing is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Latest Maturity Date in excess of the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect Loan Party or Restricted

Subsidiary obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security (including superior ranking) from Loan Parties or Restricted Subsidiaries, than the Indebtedness being Refinanced, and (f) such Permitted Refinancing shall be otherwise on terms, taken as a whole, not materially less favorable to the Loan Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrower other than Restricted Subsidiaries that are Loan Parties.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Preferred Equity Interests” mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a)Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than any Permitted Disposition (other than a Permitted Disposition pursuant to clauses (i) and (o) of the definition thereof));

(b)Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party; or

(c)any incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness that is either (x) not Permitted Indebtedness or (y) is Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of the Term Loans.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Projections” has the meaning specified in Section 5.15.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Purchasing Borrower Party” mean the Borrower or any Restricted Subsidiary that makes a purchase of Loans pursuant to Section 10.06(i).

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means (a) the Agent or (b) any Lender.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Facility” means each Class of Refinancing Term Loans made pursuant to Section 2.17.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Reinvestment Period” means, with respect to any Prepayment Event pursuant to clauses (a) or (b) of the definition there, the day which is 18 months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Prepayment Event.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means, with respect to the Initial Term Loans, (a) the incurrence by the Borrower of any first lien senior secured term loans (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Initial Term Loans into a new Class of replacement term loans under this Agreement) (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change of Control (or transaction that if consummated would constitute a Change of Control) or Transformative Transaction (or transaction that if consummated would constitute a Transformative Transaction) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control (or transaction that if consummated would constitute a Change of Control) or Transformative Transaction (or transaction that if consummated would constitute a Transformative Transaction) and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on the Initial Term Loans.  Any determination by the Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Total Outstandings; provided that the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required ECF Percentage” means, with respect to each Excess Cash Flow Period, 50%; provided that if the First Lien Leverage Ratio at the end of any Excess Cash Flow Period, is (i) less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, the Required ECF Percentage shall be 25% or (ii) less than or equal to 3.50 to 1.00, the Required ECF Percentage shall be 0%.

“Required Asset Sale/Casualty Event Percentage” means, with respect to any Prepayment Event, 100%; provided that, in the case of any Prepayment Event pursuant to clauses (a) or (b) of the definition thereof, (i) if the First Lien Leverage Ratio as of the last day of the Measurement Period most recently ended on or prior to the occurrence of any such Prepayment Event is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, the Required Asset Sale/Casualty Event Percentage shall be 50% and (ii) if the First Lien Leverage Ratio as of the last day of the Measurement Period most recently ended on or prior to the occurrence of any such Prepayment Event is less than or equal to 3.00 to 1.00, the Required Asset Sale/Casualty Event Percentage shall be 0%.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any chief financial officer or the chief executive officer, chief operating officer, chief administrative officer, president, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.  Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case of the Borrower and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Secured Party” or “Secured Parties” means (i) each Lender and its Affiliates to whom any Obligations are owed, (ii) the Agent, (iii) the Arrangers, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Secured Party Expenses” means (a) all reasonable documented and out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable documented and out-of-pocket fees, charges and disbursements of (x) one counsel for the Agent and (y) necessary local counsel reasonably retained by the Agent and the Arrangers (limited to one local counsel for each applicable jurisdiction), (ii) in connection with (A) the syndication of the Facilities, (B) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout or restructuring or, or negotiations in respect of any Obligations; and (b) all reasonable documented and out-of-pocket expenses incurred by any Lender in connection with (A) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws or (B) any workout or restructuring or, or negotiations in respect of any Obligations, provided that such Secured Parties shall be entitled to reimbursement for no more than one counsel representing all such Secured Parties (absent a conflict of interest in which case the Secured Parties may engage and be reimbursed for additional counsel).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB or any similar foreign applicable Laws.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Notes” means, collectively, (i) the 0.00% convertible senior notes due 2023 issued by Holdings in the principal amount of $335,000,000 and (ii) the 0.00% convertible senior notes due 2024 issued by Holdings in the principal amount of $350,000,000.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“SOFR” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.05(a)(ii)(D) substantially in the form of Exhibit I.

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit J, submitted following the Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary, (b) captive insurance company or (c) any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount” has the meaning specified in Section 2.05(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.05(a)(ii)(B) substantially in the form of Exhibit E.

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit F, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(ii)(B).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(ii)(B).

“Spot Rate” means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Term Commitment, an Incremental Term Commitment, an Extended Term Commitment or a Refinancing Term Commitment.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Extended Term Loans, Incremental Term Loans and Refinancing Term Loans, as the context may require.

“Term Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two (2) Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case of the Borrower and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower, any of their Restricted Subsidiaries or any of their Affiliates in connection with the Transactions and the other transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the consummation of the transactions contemplated by this Agreement, including the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Initial Term Loans and the use of the proceeds thereof and (b) the payment of the Transaction Costs.

“Transformative Transaction” means any acquisition, merger, disposition, dissolution, consolidation or investment, in any such case, by the Borrower and the Restricted Subsidiaries that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, merger, disposition, dissolution, consolidation or investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, merger, disposition, dissolution, consolidation or investment, would not provide the Borrower and the other Loan Parties with adequate flexibility under this Agreement for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Trading With the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 6.18, (b) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.18 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27.

“U.S. Tax Compliance Certificate” has the meaning as defined in Section 3.01(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means each of the Borrower and the Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.
(e)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms
(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Transition from GAAP Accounting to IFRS Standards.  If the Loan Parties shall elect as of the end of any financial reporting period to prepare their financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to the Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and Loan Parties) the thresholds or methods of calculation required by Section 7.16 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to Loan Parties as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

(d)Treatment of Operating Leases. Notwithstanding any other provision contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant), all liability amounts shall be determined excluding any liability relating to any operating lease, and all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, in each case to the extent that such liability or asset pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
1.04Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Limited Condition Transactions.
(a)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that any representations and warranties are true and correct or no Default, Event of Default or Event of Default under Section 8.01(a) or (f) (with respect to the Borrower), as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or Event of Default under Section 8.01(a) or (f) (with respect to the Borrower), as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or Event of Default under Section 8.01(a) or (f) (with respect to the Borrower)occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(b)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(ii)determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio or the Consolidated Interest Coverage Ratio or any other ratio test (other than calculating the First Lien Leverage Ratio for purposes of Section 2.05(c)); or
(iii)testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated assets, Consolidated EBITDA, Debt Services Charges or by reference to the Available Amount);

in each case, at the option of the Borrower, any of its Restricted Subsidiaries, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, submission of notice or the making of definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that a certificate of an Responsible Officer of the Borrower is given with respect to the designation of a Subsidiary as restricted or unrestricted or for such Limited Condition Transaction are entered into, (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Measurement Period most recently ended on or prior to the applicable LCT Test Date, the Borrower or its Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and (A) any Default, Event of Default or Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement and (B) any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated assets of the Borrower, the target company or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, (a) if financial statements for one or more subsequent Measurement Periods shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Debt Service Charges with respect to any Indebtedness expected to be incurred in connection with such Limited Condition Transaction will, for purposes of the Consolidated Interest Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

1.07Guarantees and Collateral.   Notwithstanding any provision of any Loan Document to the contrary, for purposes of any determination relating to the ABL Priority Collateral as to which the Agent is granted discretion hereunder or under any other Loan Document (including any determination as to whether any asset constitutes ABL Priority Collateral and any determination with respect to any waiver or extension or any opportunity to so request that is permitted or required under this Agreement or under any other Loan Document), the Agent shall be deemed to have agreed and accepted any determination in respect thereof that is made by the ABL Agent.
1.08Certain Calculations and Tests
(a)Notwithstanding anything to the contrary herein, but subject to Section 1.06,  financial ratios and tests (including measurements of Consolidated assets or Consolidated EBITDA), including the Consolidated Interest Coverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Total Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary, when calculating the Required ECF Percentage and the Required Asset Sale/Casualty Event Percentage, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect; provided, however, that for purposes of calculating the Required ECF Percentage and the Required Asset Sale/Casualty Event Percentage, Consolidated First Lien Debt shall be determined after giving pro forma effect to any (A) voluntary prepayments of Term Loans made pursuant to Section 2.05(a), (B) voluntarily prepayments, repurchases, redemptions or similar payments of Permitted Additional Debt and Credit Agreement Refinancing Indebtedness, in each case, so long as secured by a Lien on the Collateral ranking equal in priority to the Liens on such Collateral securing the Obligations, (C) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party (with credit given for the principal amount of such Term Loans so assigned) pursuant to Section 10.06(i), but only to the extent that such Term Loans have been cancelled, and (D) voluntary prepayments of ABL Revolving Loans pursuant to the ABL Credit Agreement prior to such date, but only to the extent accompanied by a permanent reduction of commitments under the ABL Credit Agreement in each case, after the end of the Borrower's most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 2.05(c) assuming such prepayments had been made on the last day of such Fiscal Year.
(b)In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Measurement Period or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Measurement Period (except in the case of the Consolidated Interest Coverage Ratio (or similar ratio), in which case such incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Measurement Period).
(c)If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest Swap Contracts applicable to such Indebtedness).  To the extent interest expense generated by Swap Contracts that have been terminated is included in Consolidated Interest Charges prior to the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is being made, Consolidated Interest Charges shall be adjusted to exclude such expense.  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.  For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is being made, except as set forth in Section 1.08(b).
(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.08(a), any other financial ratio, test, covenant, calculation or measurement (including, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Consolidated Interest Coverage Ratio test, unrestricted cash and the amount of Consolidated EBITDA, Debt Service Charges and/or Consolidated assets), such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.06), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(e)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of Incremental Base Amount) that does not require compliance with a financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in the same section (or definition) of this Agreement that requires compliance with a financial ratio or test (including, amounts incurred under the Incremental Ratio Amount) any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (including amounts incurred under the Incremental Base Amount) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts (including amounts incurred under the Incremental Ratio Amount).
(f)It is understood and agreed that any Indebtedness, Lien, Investment, Disposition, Restricted Payment, Restricted Debt Payment or Affiliate transaction need not be permitted solely by reference to one clause or subclause of the definitions of “Permitted Indebtedness”, “Permitted Encumbrance”, “Permitted Investment”, “Permitted Disposition” or Section 7.01, 7.02, 7.03, 7.05, 7.06, 7.07 or 7.09 but may instead be permitted in part under any combination of clauses or subclauses of such definition or section all as classified or reclassified by the Borrower in its sole discretion at any time and from time to time (or, if applicable, automatically reclassified as set forth in the immediately succeeding sentence), and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Facilities may only be permitted under clause (i) of the definition of “Permitted Indebtedness” and secured by Liens permitted pursuant to clause (i) of the definition of “Permitted Encumbrances” and (ii) Indebtedness incurred pursuant to clauses (j) or (y) of the definition of “Permitted Indebtedness”, to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu with or junior to the Liens on the Collateral securing the Obligations, may not be reclassified to any other clause of the definition of Permitted Indebtedness and such Liens on the Collateral may only be incurred under clause (t) of the definition of “Permitted Encumbrances”, as applicable.  In addition, for purposes of determining compliance at any time with the definitions of “Permitted Indebtedness”, “Permitted Encumbrances” or “Permitted Investments” or Section 7.06 or 7.07, any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, previously incurred, made or otherwise undertaken under any basket other than a “ratio-based” basket will be automatically reclassified to having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket set forth in such Section or definition if such item (or such portion thereof) would, using the figures as of the end of any Measurement Period ended after the date of such incurrence, making or undertaking, be permitted under the applicable “ratio-based” basket; provided that, in the case of the definitions of “Permitted Indebtedness” and “Permitted Encumbrances”, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Term Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan (the “Initial Term Loan”) to the Borrower on the Closing Date denominated in Dollars in a principal amount not exceeding such Lender’s Initial Term Commitment.  Amounts repaid or prepaid in respect of the Initial Term Loans may not be reborrowed.

2.02Borrowings, Conversions and Continuations of Loans.
(a)Loans shall be either Base Rate Loans or LIBOR Rate Loans as the Borrower may request subject to and in accordance with this Section 2.02 and shall be made solely in Dollars.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.
(b)Each Borrowing, each Conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a Conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, Converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Loans shall be made as, or Converted to, Base Rate Loans.  Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(c)Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a Conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office, not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01, the Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Borrower, on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.
(d)[Reserved].
(e)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the Consent of the Required Lenders.
(f)The Agent shall promptly notify the Borrower, and the applicable Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)After giving effect to all Borrowings, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect.
2.03[Reserved].
2.04[Reserved].
2.05Prepayments.
(a)(i) The Borrower may, upon irrevocable notice (a “Notice of Prepayment”) from the Borrower, to the Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (subject to Section 2.09(b)); provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.05(a)(i)

shall be applied to reduce the installments of principal in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments of principal in direct order of maturity and/or a pro-rata basis among Term Loan Classes.  Each prepayment of Loans within a Class pursuant to this Section 2.05(a)(i) shall be applied ratably to the Loans of such Class; provided that, at the Borrower’s election in connection with any prepayment pursuant to this Section 2.05(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.  Each Notice of Prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans.  The Agent will promptly notify each Lender of its receipt of a Notice of Prepayment, and of the amount of such Lender’s Applicable Percentage of such prepayment.  The payment amount specified in such Notice of Prepayment shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(ii)Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A)The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.05(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)(1)Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(C)(1)Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(D)(1)Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such

Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice substantially in the form of Exhibit K hereto  to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted

Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(E)In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F)If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Agent’s office in immediately available funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments (including the installment due on the Maturity Date of such Class).  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(ii) as well as activities of the Auction Agent.

(J)The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.05(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of Net Proceeds therefrom, offer to prepay (or, in the case of a Prepayment Event pursuant to clause (c) of the definition thereof), in accordance with Section 2.05(d), Term Loans in an aggregate amount equal to the Required Asset Sale/Casualty Event Percentage of the amount of such Net Proceeds; provided, that, the Borrower may use a portion of such Net Proceeds to prepay, redeem, defease or repurchase any Indebtedness secured by a Lien on Collateral ranking equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), to the extent that the applicable documentation with respect to such Indebtedness requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such Indebtedness that is secured by a Lien on the Collateral that ranks on an equal priority basis with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease exists and the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Term Loans; provided that, in the case of any Prepayment Event pursuant to clauses (a) or (b) of the definition thereof, (x) no net cash proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $50,000,000 and (y) no such net cash proceeds in any calendar year shall constitute Net Proceeds with respect to any applicable Prepayment Event until the aggregate amount of all such net cash proceeds exceed $100,000,000 (and then only with respect to the amount in excess of $100,000,000).
(c)Following the end of each Fiscal Year of the Borrower, commencing with the first Excess Cash Flow Period, the Borrower shall offer to prepay Term Loans in accordance with Section 2.05(d) in an aggregate amount of Term Loans equal to (x) the Required ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period, minus (y) at the Borrower’s option, (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 2.05(a) and (2) any other Permitted Additional Debt or Credit Agreement Refinancing Indebtedness voluntarily prepaid, repurchased, defeased, acquired or redeemed, in each case of clauses (1) and (2), to the extent such Indebtedness is secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Obligations, (B) the aggregate principal amount of ABL Revolving Loans voluntarily prepaid pursuant to the ABL Credit Agreement to the extent accompanied by a permanent reduction of such ABL Revolving Commitments in an equal amount, (C) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party pursuant to Section 10.06(i) and secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness, in each case assigned to any Purchasing Borrower

Party (or any similar term as defined in the documentation governing such secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness) pursuant to the documentation governing such secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness (or, in each case, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing a Permitted Refinancing in respect thereof); but only to the extent that such Term Loans, Permitted Additional Debt, Credit Agreement Refinancing Indebtedness or such Permitted Refinancing in respect thereof, as applicable, have been cancelled and with credit given for the principal amount of such Term Loans, Permitted Additional Debt or Credit Agreement Refinancing Indebtedness so assigned, except in the case of clauses (A)-(C) to the extent financed by the incurrence of long term Indebtedness by the Borrower or the Restricted Subsidiaries and (D) without duplication, the aggregate amount of Additional ECF Reduction Amounts, in each case during such Fiscal Year or after year-end and prior to the time such prepayment pursuant to this Section 2.05(c) is due (any payments described in the foregoing clauses (A) through (D) of this clause (y) made after the end of the applicable Fiscal Year but prior to the time such prepayment pursuant to this Section 2.05(c) is due in respect of such Fiscal Year, an “After Year End Payment”; provided, further, that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans.  Following the making of any After Year End Payment, the First Lien Leverage Ratio shall be recalculated giving pro forma effect to such After Year End Payment as if such payment were made during the applicable Fiscal Year and the percentage in this Section 2.05(c) for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio; provided further that if the applicable amount of any prepayment of Term Loans in accordance with the foregoing is less than $50,000,000, the amount payable under this Section 2.05(c) shall be deemed to be $0.
(d)(i)Subject to clause (ii) of this Section 2.05(d) and the provisos to each of Section 2.05(b) and (c), (A) each prepayment of Term Loans required by Sections 2.05(b) and (c) (other than in connection with a Prepayment Event pursuant to clause (c) of the definition thereof) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining installments of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.05(f) and (B) each prepayment of Term Loans required by Section 2.05(b) in connection with Prepayment Event pursuant to clause (c) of the definition thereof shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.05(f); provided that, with respect to the allocation of such prepayments under clause (A) above only between an original Term Loan Class and Extended Term Loans of the same original Class, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any such Class any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining installments of principal due in respect thereof, of the Term Loans of the original existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the original existing Term Loan Class have otherwise been repaid in full).
(e)(i)With respect to each such prepayment required by Section 2.05(b) and (c) (other than any Prepayment Event pursuant to clause (c) of the definition thereof), (A) the Borrower will, not later than the date specified in such Sections for offering to make such prepayment, give the Agent telephonic notice (promptly confirmed by delivery to the Agent of a Notice of Prepayment signed by a Responsible Officer of the Borrower) requesting that the Agent provide notice of such prepayment to each Lender of Term Loans and the Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Prepayment Event pursuant to clause (c) of the definition thereof, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such amounts, the “Declined Amounts”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of prepayment from the Agent and (D) thereafter, Declined Amounts shall be retained by the Borrower.
(f)Any prepayment of a Term Loan Borrowing of any Class pursuant to a Prepayment Event shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or, absent such direction, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.
(g)Notwithstanding any other provisions in Sections 2.05(b) and (c), (A) to the extent that any or all of the Net Proceeds of any Prepayment Event pursuant to clauses (a) or (b) of the definition thereof from a non-Loan Party Restricted Subsidiary giving rise to a Prepayment Event pursuant to Section 2.05(b) (a “Non-Guarantor Prepayment Event”), or any portion of Excess Cash Flow attributable to the operations of a non-Loan Party Restricted Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a Loan Party, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable non-Loan Party Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a Loan Party (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable non-Loan Party Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation or distribution of any of or all such Net Proceeds of any Non-Guarantor Prepayment Event or any portion of Excess Cash Flow attributable to the operations of a non-Loan Party Restricted Subsidiary would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or such portion of Excess Cash Flow, the Net Proceeds or portion of Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable non-Loan Party Restricted Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation or distribution.
2.06Termination or Reduction of Commitments.
(a)Unless previously terminated, the Initial Term Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date.
(b)The Borrower may, upon irrevocable notice from the Borrower to the Agent, terminate the Commitments of any Class or from time to time permanently reduce the Commitments of any Class; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.
(c)The Agent will promptly notify the Lenders of any termination or reduction of any Commitments under this Section 2.06.  Upon any reduction of any Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees and interest in respect of the Commitments accrued until the effective date of any termination of such Commitments shall be paid on the effective date of such termination.
2.07[Reserved].
2.08Interest.
(a)Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)(i)If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law.
(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
(a)The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)In the event that, on or prior to the date that is six (6) months following the Closing Date, (i) the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans incurred on the Closing Date in connection with any Repricing Transaction, or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Agent, for the ratable account of each applicable Initial Term Lender, (I) in the case of clause (x), a prepayment premium of 1.00% of the amount of the Initial Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment or (ii) any Lender in respect of any Initial Term Loans is a Non-Consenting Lender and is replaced pursuant to Section 10.13 in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 10.13) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
2.10Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11Evidence of Debt.  Each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
2.12Payments Generally; Agent’s Clawback.
(a)General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments in respect of Base Rate Loans shall be made in Dollars.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment (other than with respect to payment of a LIBOR Rate Loan) to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower agrees to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.
(ii)Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower, prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due.

With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower have not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower, with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.
(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13Sharing of Payments by Lenders.  If any Secured Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Secured Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other applicable Secured Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Secured Parties ratably and in the priorities set forth in Section 8.03; provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Repayment of Loans
(a) Subject to adjustment pursuant to Section 2.05(a)(i), (a)(ii)(F) and (f), the Borrower shall repay Initial Term Loans on the last Business Day of each March, June, September and December (commencing with December 31, 2021) in the principal amount of Initial Term Loans equal to (i) the aggregate outstanding principal amount of Initial Term Loans immediately after closing on the Closing Date multiplied by (ii) 0.25%.

(b)To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Initial Maturity Date and (ii) all other Term Loans shall be due and payable on the applicable Maturity Date.
2.15Incremental Credit Extensions
(a)The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Agent request (i) one or more additional Classes of term loans or additional or increases in term loans of the same Class of any existing Class of term loans, in each case, in Dollars (the “Incremental Term Loans”); provided that, subject to Section 1.06, at the time that any such Incremental Term Loan is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with an Acquisition or other Investment, no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower)) shall have occurred and be continuing.
(b)Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and, subject to the proviso at the end of this Section 2.15(b), the aggregate amount of the Incremental Term Loans (after giving pro forma effect thereto and the use of the proceeds thereof) incurred pursuant to this Section 2.15(b), shall not exceed, as of the date of incurrence of such Indebtedness or commitments, the sum of:
(i)the Incremental Base Amount; plus
(ii)an aggregate amount of Indebtedness, such that, subject to Section 1.06, after giving pro forma effect to such incurrence (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith), in each case, as of the last day of the most recently ended Measurement Period, the Borrower would be in compliance with:
(A)in the case of any Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, a First Lien Leverage Ratio that is no greater than either (x) 4.00:1.00 or (y) if incurred in connection with an Acquisition or other similar Investment, the First Lien Leverage Ratio immediately prior to such Acquisition or other similar Investment;
(B)in the case of any Incremental Term Loans that are secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations, a Secured Leverage Ratio that is no greater than either (x) 4.50:1.00 or (y) if incurred in connection with an Acquisition or other similar Investment, the Secured Leverage Ratio immediately prior to such Acquisition or other similar Investment, and
(C)in the case of any Incremental Term Loans that are unsecured or secured by a Lien on assets that do not constitute Collateral, either (I) a Total Leverage Ratio that is no greater than either (x) 5.50:1.00 or (y) if incurred in connection with an Acquisition or other similar Investment, the Total Leverage Ratio immediately prior to such Acquisition or other similar Investment or (II) a Consolidated Interest Coverage Ratio not less than either (x) 2.00:1.00 or (y) if incurred in connection with an Acquisition or other similar Investment, the Consolidated Interest Coverage Ratio immediately prior to such Acquisition or other similar Investment (this clause (B), the “Incremental Ratio Amount” and, together with the Incremental Base Amount, the “Incremental Limit”).
(c)The Incremental Term Loans
(i)shall be secured only by all or a portion of the Collateral securing the Obligations (and shall not be secured on basis senior to the Liens securing the Initial Term Loans) and shall only be guaranteed by the Loan Parties (and shall not rank prior in right of payment to the Initial Term Loans),
(ii)subject to the Inside Maturity Exceptions, shall not mature earlier than the Maturity Date,
(iii)subject to the Inside Maturity Exceptions, shall not have a shorter Weighted Average Life to Maturity than the then remaining Weighted Average Life to Maturity of the Initial Term Loans,
(iv)any Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not, except in the case of any Refinancing of such Indebtedness, on a greater than a pro rata basis) in any mandatory prepayments of the Term Loans hereunder, as specified in the applicable Incremental Amendment,
(v)shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, rate floors, fees, funding discounts, original issue discounts, closing payments, currency types and denominations, and redemption or prepayment terms (subject to clause (D)) and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date, in the event that the Effective Yield for any floating rate Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations (other than any such Incremental Term Loans (1) having a final maturity date that is more than one year after the Maturity Date, (2) incurred in connection with an Acquisition or other similar Investment, (3) denominated in a currency other than Dollars, (4) not in the form of widely syndicated term “b” loans, (5) in an aggregate principal amount less than or equal to the greater of (x) $500,000,000 and (y) 50% of Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date of determination or (6) incurred under the Incremental Ratio Amount (clauses (1) through (6), collectively, the “MFN Exceptions”)) (the “MFN Conditions”) is greater than the Effective Yield for the Initial Term Loans by more than 0.75%, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.75% (this proviso, the “MFN Protection”),
(vi)may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall be, at the option of the Borrower, either (1) reasonably satisfactory to the Agent (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), (2) consistent with market terms and conditions, when taken as a whole, at the time of incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) or (3) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility.
(d)[Reserved].
(e)[Reserved].
(f)Each notice from the Borrower pursuant to this Section 2.15 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.  Incremental Term Loans may be made subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Term Loan) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender's or Additional Lender's making such Incremental Term Loans if such consent would be required under Section 10.06 for an assignment of Loans to such Lender or Additional Lender.
(g)Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section (including (i) to make amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary, (including to increase the Effective Yield of the applicable Class of Term Loans and adjustments to Section 2.10(a)) to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans for United States federal income tax purposes, which shall include any amendments that do not reduce the ratable amortizations received by each Lender hereunder, (ii) to add or extend “soft call” or add or extend any other “call protection”, in either case for the benefit of any existing Class of Term Loans and/or (iii) add or modify any provisions pursuant to Section 2.15(c)(F)).  The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans incurred as described in the proviso to Section 2.15(b), shall be used in accordance with the terms thereof.
(h)No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans.
(i)This Section 2.15 shall supersede any provisions in 10.01 to the contrary.  For the avoidance of doubt, any provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Incremental Commitment without such Lender's consent.
2.16Maturity Extensions.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to any or all Lenders of a Class of Term Loans (provided that the Borrower shall promptly provide notice of such offer to the Agent and, in the case of any offer not made to all Lenders of a Class, the Agent may inform each Lender of such applicable Class of such offer and, to the extent so informed, the Lenders of such Class shall be able to accept or reject such offer on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Commitments of such Class) and on the same terms of as the Lender offered such Extension Offer), the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Commitments and otherwise modify the terms of such Term Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension” and the Term Loans so extended, “Extended Term Loans”); provided that
(i)the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of the original Class of Term Loans from which such Extended Term Loans were extended (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments described in Section 2.14 or in the Extension Offer or the Incremental Amendment, as the case may be, with respect to the original Class of Term Loans from which such Extended Term Loans were extended),
(ii)the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the original Class of Term Loans from which such Extended Term Loans were extended and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Offer,
(iii)subject to the provisions set forth in Section 2.05, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof, and
(iv)the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date.

If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Term Loans who have accepted such Extension Offer.  All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Term Loans of any or all applicable Classes be tendered.  The Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.
(c)No consent of any Lender or the Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Commitments (or any portion thereof).  All Extended Term Loans and all obligations in respect thereof shall be Obligations that are secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Obligations.  Each of the parties hereto hereby agrees that the Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.16 and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans and as a separate Class hereunder of Loans and Commitments, as the case may be).
(d)In connection with any Extension, the Borrower shall provide the Agent at least five Business Days (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.
(e)In the event that the Agent determines in its sole discretion that the allocation of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the Closing Date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Term Loans under the original Class of Term Loans of any Class in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension series into which such other Term Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this Section 2.16(e).
(f)This Section 2.16 shall supersede any provisions in Section 10.01 to the contrary.

2.17Refinancing Amendments.
(a)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans constituting Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with this Section 2.17 (each, an “Additional Refinancing Lender”) provided that the Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender's or Additional Refinancing Lender's making such Refinancing Term Loans if such consent would be required under Section 10.06 for an assignment of Loans to such Lender or Additional Refinancing Lender.
(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of such conditions as the Agent, the Borrower and Additional Refinancing Lenders may agree.
(c)Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.
(d)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Agent to enter into any such Refinancing Amendment.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)Indemnification by the Loan Parties.  (i) The Loan Parties shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section)

paid, withheld or remitted by the Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Notwithstanding the provisions of Section 3.01(a) or (b), (A) the Borrower will not be required to indemnify any Foreign Lender, or pay any additional amount to such Foreign Lender, pursuant to Section 3.01(a), (b) or (c), in respect of Taxes to the extent that the obligation to pay or indemnify such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with the provisions of Sections 3.01(e) or (f), and (B) each Secured Party will, and does hereby, indemnify the Borrower and Agents, and will make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against any Borrower or Agent by any Governmental Authority as a result of the failure by such Secured Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Secured Party to the Borrower or the Agent pursuant to Sections 3.01(e) or (f).  Each Secured Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Secured Party under this Agreement or any other Loan Document against any amount due to the Agent under this Section 3.01(c)(ii).  The agreements in this Section 3.01(c)(ii) will survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Secured Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments.  As soon as practicable after any payment or remittance of Taxes by the Loan Parties to a Governmental Authority, the Borrower, shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or remittance or other evidence of such payment or remittance reasonably satisfactory to the Agent.
(e)Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Borrower, or the Agent shall deliver such other documentation as will enable the Borrower, or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(f)Tax Documentation. Without limiting the generality of the foregoing, (A) any Lender that is not a Foreign Lender shall deliver duly completed copies of Internal Revenue Service Form W-9 to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) and (B) any Foreign Lender, to the extent that it is legally entitled to do so, shall deliver whichever of the following is applicable to the Borrower and the Agent (in such number of copies as shall be requested by the recipient), in each case, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent):

(i)duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable);
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, or
(v)any other form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  This Section 3.01(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.
(h)For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(i)Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Secured Party, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make or continue LIBOR Rate Loans, or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans, of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower, that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 3.05.
3.03Inability to Determine Rates.
(a) If in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof, (i) the Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank  market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Agent or the Required Lenders determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower, and each applicable Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate, shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Agent upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower, may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans  in the amount specified therein.
(b)Notwithstanding the foregoing, if the Agent has made the determination described in clause (i) of Section 3.03(a), the Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Agent or the Required Lenders notify the Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrower written notice thereof.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next,  one (1) week, one (1) month, two (2) month, three (3) month, six (6) month and twelve (12) month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, Conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or Conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(iv)In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its  sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
3.04Increased Costs; Reserves on LIBOR Rate Loans.
(a)Increased Costs Generally.  Except to the extent addressed by Section 3.01, if any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Loan Parties will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Loan Parties will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error; provided that such amount shall be consistent with return metrics applied in determining amounts that such Lender has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reduced returns.  The applicable Loan Parties shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, notwithstanding the provisions of Section 3.04(a) and (b), the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof), and provided further that the Lender claiming compensation therefor shall apply consistent return metrics applied to other similarly situated borrowers or obligors with respect to such increased costs or reductions.

(e)Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower, shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower, pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that no Borrower shall be obligated to pay any of the foregoing amounts incurred in connection with such Lender becoming or being a Defaulting Lender.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.
3.08Appointment of Borrower.  Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) each of the Agent and the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
ARTICLE IV
CONDITIONS PRECEDENT
4.01Conditions to Effectiveness. The effectiveness of this Agreement and the other Loan Documents, and the obligations of each Initial Term Lender to make Initial Term Loans, on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:
(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:
(i)counterparts of this Agreement, the Security Documents and each other Loan Document each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Borrower;
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;
(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;
(v)a favorable opinion of Morrison & Foerster LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;
(vi)a certificate of a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(b) and (c) have been satisfied, (B) that there has been no event or circumstance since July 31, 2021 that has had or could be reasonably expected to have, either individually or in the aggregate a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;
(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;
(viii)subject to the ABL Intercreditor Agreement. certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
(ix)results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
(x)all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority (subject to Permitted Encumbrances having priority by operation of Law) Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent;
(xi)[reserved];
(xii)[reserved]; and
(xiii)such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
(b)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.
(c)No Default or Event of Default shall have occurred or be continuing.
(d)All fees required to be paid to the Agent or the Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.
(e)The Borrower shall have paid all fees then due to the Agent and the Lenders and shall have reimbursed the Agent for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees of one U.S. counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).
(f)The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the AML Legislation. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Agent, at least 3 Business Days prior to the Closing Date, a Beneficial Ownership Certification to the extent requested by the Agent at least 10 Business Days prior to the Closing Date.
(g)The Agent shall have received a Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make Loans, each Loan Party represents and warrants to the Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each Loan Party and each Restricted Subsidiary (a) is a corporation, limited or unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, (i) with respect to each Loan Party, the name of such Loan Party as it appears in official filings in its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number or similar number in a foreign jurisdiction and (ii) a listing of all other Restricted Subsidiaries of each Loan Party that are not Loan Parties.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Indebtedness, including, without limitation, the ABL Credit Agreement, to which such Person is a party or affecting such Person or the properties of such Person or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any material Law.
5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained, taken or made and are in full force and effect.
5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party hereto and/or thereto.  This Agreement constitutes, and each other applicable Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)The unaudited Consolidated balance sheet of Holdings and its Subsidiaries dated July 31, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since July 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)To the knowledge of the Borrower, no Internal Control Event exists or has occurred since the later of the date of the Audited Financial Statements and the date of the most recent audited financing statements delivered pursuant to Section 6.01(a) that has resulted in or could reasonably be expected to result in a misstatement in any material respect (i) in any financial information set forth in such financial statements then most recently delivered to the Agent hereunder or (ii) of the assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries on a Consolidated basis as reported in such financial statements then most recently delivered to the Agent hereunder.
5.06Litigation.  Except as, in the aggregate could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.
5.07No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08Ownership of Property. Each Loan Party has (i) marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or material to the ordinary conduct of its business and (ii) good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property and assets material to the ordinary conduct of its business, in each case except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09Environmental Compliance.
(a)No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)To the knowledge of the Loan Parties, except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently, or formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or on any property formerly owned or operated by any Loan Party; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.
(c)Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.
5.10Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies (as reasonably determined by the Borrower in good faith) which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses as the Borrower and the Subsidiaries and owning similar properties in localities where the Loan Parties operates.
5.11Taxes.  The Loan Parties have filed all federal, state, provincial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) that are described on Schedule 5.11 hereto or (ii) that are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed or seizure or garnishment made and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien or other right or remedy securing such obligation.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  No Loan Party or Restricted Subsidiary is a party to any tax sharing agreement.
5.12ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or the remedial amendment period for such Plan has not expired and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as would not reasonably be likely to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists, or to the knowledge of the Borrower, is likely to arise on account of any Plan.
(b)There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except as would not reasonably be likely to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
(d)Subject to the accuracy of the Lenders’ representations in Section 9.18, the Loan Parties represent and warrant as of the Closing Date that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Loan Parties’ entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.
5.13[Reserved].
5.14Margin Regulations; Investment Company Act.
(a)No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Term Loans shall be used directly or indirectly for any purpose that violates Regulations T, U, or X issued by the FRB.
(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15Disclosure.  No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Agent or any Lender on or prior to the Closing Date in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all modifications and supplements to such written information furnished after the date on which such written information was originally delivered on or prior to the Closing Date); provided that such written information shall not include projected financial information, pro forma financial information, financial estimates, forecasts or other forward-looking information or information of a general economic or generally industry nature (“Projections”); provided further, that the Loan Parties represent that the Projections were prepared in good faith based upon assumptions believed by them to be reasonable on the Closing Date.
5.16Compliance with Laws.  Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are necessary for the operation of their respective businesses, to avoid conflict with the rights of any other Person, except where the failure to own or possess such rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by it or any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18[Reserved].
5.19Security Documents.
(a)The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable Lien  on the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Subject to the ABL Intercreditor Agreement, upon (i) the filing of UCC financing statements, naming the Agent as secured party, Loan Parties as debtors and such Collateral as collateral, in the offices of the Secretaries of States of the States in which the Loan Parties are incorporated or formed, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all such Collateral that may be perfected by the filing of a UCC financing statement, and (ii) the delivery of any stock certificates representing Equity Interests (and constituting “certificated securities” within the meaning of the UCC) that are required to be pledged pursuant to the Security Agreement to the Agent, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all such Collateral that may be perfected by obtaining control, in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law and of Permitted Encumbrances permitted by clauses (h) or (w) of the definition thereof).
(b)When the Security Agreement (or a short form thereof including any intellectual property security agreement) is filed in the United States Patent and Trademark Office, the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien  on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the applicable Loan Parties after the Closing Date).
5.20Solvency.

After giving effect to the transactions contemplated by this Agreement, and immediately before and after giving effect to the making of the Term Loans, the Loan Parties and their Restricted Subsidiaries, on a Consolidated basis, are Solvent.

5.21[Reserved].
5.22[Reserved].
5.23Sanctions Concerns and Anti-Corruption Laws.
(a)No Loan Party, nor any Restricted Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity  that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the Government of Canada or any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)The Loan Parties and their Restricted Subsidiaries have conducted their business in compliance in all material respects with the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws and applicable Sanctions, and to the knowledge of the Borrower, the Loan Parties and their Subsidiaries are in compliance with such anti-corruption laws and applicable Sanctions in all material respects.
5.24Beneficial Ownership Certification.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.25Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.
5.26Covered Entities.  No Loan Party is a Covered Entity.
ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01Financial Statements.  Deliver to the Agent, in form and detail satisfactory to the Agent:
(a)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such Consolidated statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Holdings and its Subsidiaries;
(b)as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Subsidiaries on a Consolidated basis as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)simultaneously with the delivery of each set of Consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied by furnishing the Consolidated balance sheet of the Borrower and its Subsidiaries (in lieu of Holdings and its Subsidiaries) and related Consolidated statements of income or operations, Shareholders’ Equity and cash flow; provided that, in any such case, such materials, in the case of clause (a), shall be accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such Consolidated statements shall be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries; provided further that, to the extent the information provided pursuant to clauses (a) and (b) of this Section 6.01 relates to Holdings and its Subsidiaries, such information shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to Holdings and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

The documents to be delivered pursuant to this Section 6.01 (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered by posting such information, or providing a link thereto, on (i) Holdings’ website on the Internet at https://ir.rh.com/investor-overview (which website address may be modified from time to time upon notice to the Agent), (ii) on the Borrower’s behalf, on an Internet or intranet website, if any, to which the Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Agent), or (iii) on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; provided that, except in the case of any filing on EDGAR or any successor thereto, the Borrower shall notify in writing (which can be by electronic mail) the Agent of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent.  The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02Certificates; Other Information.  Deliver to the Agent, in form and detail satisfactory to the Agent:
(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)[reserved];
(c)[reserved];
(d)[reserved];
(e)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary, copies of each material notice or other material correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in Canada or any other applicable non-U.S. jurisdiction) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;
(f)promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Beneficial Ownership Regulation and the Proceeds of Crime Act; and
(g)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent may from time to time reasonably request.

Notwithstanding the foregoing, the documents to be delivered pursuant to clause (e) above (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered by posting such information, or providing a link thereto, on (i) Holdings’ website on the Internet at https://ir.rh.com/investor-overview (which website address may be modified from time to time upon notice to the Agent), (ii) on the Borrower’s behalf, on an Internet or intranet website, if any, to which the Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Agent), or (iii) on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; provided that, except in the case of any filing on EDGAR or any successor thereto, the Borrower shall notify in writing (which can be by electronic mail) the Agent of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent. The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States or Canada federal, provincial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03Notices.  Promptly notify the Agent:

(a)of the occurrence of any Default or Event of Default;
(b)following such Loan Party’s obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)of the occurrence of any ERISA Event that would reasonably be likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04Payment of Taxes.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05 and except for the dissolution, liquidation, winding up or cessation of existence of any Subsidiary that is not a Restricted Subsidiary; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Material Intellectual Property.
6.06Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and Equipment necessary in the operation of its business in good working order and condition, except for ordinary wear and tear; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect,

(a)maintain with financially sound and reputable insurance companies (as determined by the Borrower in good faith) reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons;
(b)at all times keep its property constituting Collateral insured in favor of the Agent, as lender’s loss payee and/or additional insured, as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance to be endorsed to the Agent’s reasonable satisfaction for the benefit of the Agent (including, without limitation, by naming the Agent as lender’s loss payee and/or additional insured, as applicable), which endorsements shall provide that, unless otherwise directed by

Agent, the insurer shall pay all proceeds with respect to any claim made in excess of $5,000,000 otherwise payable to the Loan Parties under the policies, directly to the Agent;
(c)[reserved];
(d)deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP (or, in the case of any Restricted Subsidiary that is a Foreign Subsidiary, generally accepted accounting principles in such Subsidiary’s respective country of organization or operations) consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be, to the extent necessary to prepare the financial statements described in Sections 6.01(a) and 6.01(b).

6.10Inspection Rights. Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, or accounting firm, all at the reasonable expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably requested (but no more often than one (1) per each Fiscal Year), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
6.11Additional Loan Parties.  Notify the Agent at the time that any Person becomes a Restricted Subsidiary (including, without limitation, (i) upon the formation of any Restricted Subsidiary that is a Division Successor, (ii) the designation in accordance with Section 6.18 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or (iii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary), and promptly thereafter (and in any event within ninety (90) days, or such longer period as may be agreed by the Agent in its sole discretion): (a) cause such Restricted Subsidiary, if it is not an Excluded Subsidiary, (i) to become, at the Agent’s option (in consultation with the Borrower), a Guarantor by executing and delivering to the Agent a Joinder Agreement, and/or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) to grant a Lien to the Agent on such Restricted Subsidiary’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) to deliver to the Agent documents and information of the types referred to in Sections 4.01(a)(iii) and (iv) and 4.01(f) and upon the request of the Agent, favorable opinions of counsel to such Restricted Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (b) if any Equity Interests or Indebtedness of such Restricted Subsidiary are owned by or owing to any Loan Party, to the extent that such Equity Interests or Indebtedness are not already Collateral and do not constitute Excluded Assets, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent.  In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement.

6.12Use of Proceeds.  Shall use the proceeds of the Initial Term Loans (x) to consummate the Transactions, (y) to pay Transaction Costs and (z) for general corporate purposes, including (without limitation), (1) to redeem, repurchase, defease, acquire or satisfy the Senior Notes (including all accrued and unpaid interest, fees and premiums (including tender premiums) (if any) in connection therewith), (2) to acquire, retire, purchase or redeem warrants or Equity Interests in the Borrower or Holdings, (3) to pay fees, costs and expenses incurred or payable in connection with the foregoing and (4) for working capital.
6.13[Reserved]
6.14[Reserved].
6.15[Reserved].
6.16Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the reasonable expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection of the Liens created or intended to be created by the Security Documents.
6.17Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to maintain a public corporate rating and a public corporate family rating from each of S&P and Moody’s, in each case in respect of the Borrower, and a public rating of the Facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.
6.18Designation of Subsidiary. The Borrower may at any time after the Closing Date designate (x) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a pro forma basis, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a “Restricted Subsidiary” for the purpose of any Material Indebtedness for borrowed money of the Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary”, (B) unless each Subsidiary of such Subsidiary has been designated as an “Unrestricted Subsidiary” in accordance with this Section, (C) if such Subsidiary is a “Loan Party” under the ABL Credit Agreement or (D) if such Subsidiary owns or holds any rights in any Material Intellectual Property (other than for a Material IP Permitted Business Purpose). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing or anything contrary in this Agreement, (i) no Loan Party shall sell, contribute, transfer, assign or dispose of, or grant an exclusive license of (directly or indirectly and whether by disposition, distribution, investment or otherwise) of Material Intellectual Property to a Restricted Subsidiary that is not a Loan Party and (ii) no Restricted Subsidiary shall sell, contribute, transfer, assign or dispose of, or grant an exclusive license of, Material Intellectual Property to any Unrestricted Subsidiary, unless such sale, contribution, transfer, assignment, disposal or grant is for a Material IP Permitted Business Purpose.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Encumbrances.
7.02Investments.  Make any Investments, except Permitted Investments.
7.03Indebtedness; Disqualified Stock; Equity Issuances. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.
7.04Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, including, in each case, pursuant to a Division (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
(a)any Restricted Subsidiary which is not a Loan Party may merge or amalgamate or consolidate with or into (i) a Loan Party (provided that the Loan Party shall be the continuing or surviving Person), or (ii) any one or more other Restricted Subsidiaries which are not Loan Parties;

(b)any Restricted Subsidiary which is a Loan Party may merge, amalgamate or consolidate with or into another Loan Party; provided that in any merger, amalgamation or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person;
(c)in connection with a Permitted Acquisition, any Restricted Subsidiary of a Loan Party may merge, amalgamate or consolidate with or into or consolidate with any other Person or permit any other Person to merge, amalgamate or consolidate with  or into it; provided that (i) the Person surviving such merger, amalgamation or consolidation shall be a wholly-owned Restricted Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party is a party, such Loan Party shall be the surviving Person;
(d)any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party;
(e)[reserved];
(f)any Permitted Investment may be structured as a merger, consolidation or amalgamation; and
(g)any Loan Party (other than the Borrower) or any Restricted Subsidiary thereof may dissolve or liquidate if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
7.05Dispositions.  Make any Disposition except Permitted Dispositions; provided that, notwithstanding anything to the contrary herein, in no event shall any Loan Party be permitted to dispose of any Material Intellectual Property, whether as a Permitted Disposition, Permitted Investment, Restricted Payment or otherwise, other than for a Material IP Permitted Business Purpose.
7.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted:
(a)(i) The Loan Parties and their Restricted Subsidiaries may, directly or indirectly, make Restricted Payments to any Loan Party and (ii) non-Loan Party Restricted Subsidiaries may make Restricted Payments to any other non-Loan Party Restricted Subsidiary;
(b)the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)the Loan Parties and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(d)the Loan Parties and each Restricted Subsidiary may make Restricted Payments on account of employee stock repurchase programs or other similar programs in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 15% of Consolidated EBITDA for the most recently completed Measurement Period;
(e)the Borrower and each Restricted Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses,

successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options;
(f)[reserved];
(g)[reserved];
(h)[reserved];
(i)the Borrower may, directly or indirectly, make Restricted Payments to Holdings and any intermediate holding company (or on behalf of Holdings or such intermediate holding company) to pay obligations of Holdings or any intermediate holding company incurred in the ordinary course of business in an amount not to exceed $35,000,000 in any Fiscal Year;
(j)the Borrower may make additional Restricted Payments, so long as (x) no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance with a Total Leverage Ratio, calculated as of the last day of the Measurement Period most recently ended on or prior to the date of making of such Restricted Payment, of no greater than 4.00:1.00,
(k)the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Restricted Payment is paid, so long as, no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom;
(l)the Borrower may declare and pay dividends on the Borrower’s common equity (or the payment of dividends to Holdings (directly or indirectly) to fund a payment of dividends on such entity’s common equity) or the redemption, purchase, repurchase, defeasance or other acquisition or retirement of any Equity Interests of the Borrower in an amount not to exceed 7.0% per annum of the Market Capitalization of the Borrower; and
(m)the Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of (x) $350,000,000 and (y) 35% of Consolidated EBITDA for the most recently completed Measurement Period less (B) the aggregate amount of Investments made in reliance on clause (n) of the definition of “Permitted Investments”, less (C) the aggregate amount of Restricted Debt Payments made in reliance on Section 7.07(a)(iv).
7.07Modifications and Prepayments of Junior Debt.
(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Material Junior Debt (a “Restricted Debt Payment”) except:
(i)the Borrower or any Restricted Subsidiary may make Restricted Debt Payments (x) with the proceeds of any Permitted Refinancing in respect of such Material Junior Debt, (y) by converting or exchanging any such Material Junior Debt to, or repaying such Material Junior Debt from the proceeds of, Equity Interests (other than Disqualified Stock) of the Borrower and (z) owed to the Borrower or a Restricted Subsidiary,
(ii)the Borrower or any Restricted Subsidiary may make Restricted Debt Payments so long as (x) no Event of Default under Section 8.01(a) or (f) (with respect to the

Borrower) has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Debt Payment, the Borrower would be in compliance with a Total Leverage Ratio, calculated as of the last day of the Measurement Period most recently ended on or prior to the date of any such payment, of no greater than 4.00:1.00 after giving pro forma effect thereto,
(iii)so long as no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) has occurred and is continuing or would result therefrom, in an aggregate amount not to exceed the Available Amount at the time of such Restricted Debt Payment and
(iv)the Borrower may make additional Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of (x) $350,000,000 and (y) 35% of Consolidated EBITDA for the most recently completed Measurement Period less (B) the aggregate amount of Investments made in reliance on clause (n) of the definition of “Permitted Investments”, less (C) the aggregate amount of Restricted Payments made in reliance on Section 7.06(m).
(b)Amend or modify any provision of the documentation governing any Material Junior Debt (including any Permitted Refinancing in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing”.
7.08Change in Nature of Business

Except (i) for the retail sale of wine and related or ancillary products, (ii) for food, beverage and hospitality (including guesthouse) or residence businesses and other lines of business reasonably complimentary to those conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or (iii) as otherwise approved in writing by the Borrower’s board of directors, engage in any line of business substantially different from the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

7.09Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) a transaction between or among the Borrower and the Restricted Subsidiaries, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Borrower to any officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Restricted Subsidiaries, (e) any issuances of securities (other than any such issuances not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Borrower), (f) any transaction permitted under (i) any of clauses (a) through (i) or (p) of the definition of “Permitted Disposition”, (ii) clauses (n), (p), (q) or (r) of the definition of “Permitted Encumbrances”, (iii) clauses (b), (d), (g), (h), (m)-(o) or (t) of the definition of “Permitted Indebtedness”, (iv) clauses (g), (i), (l), (m), (o), (r), (s) or (t) of the definition of “Permitted Investments”, (v) any of Sections 7.04, 7.06, or 7.07 hereof, (g) any guarantees of obligations (other than Indebtedness) of Affiliates of the Loan Parties organized outside the United States and (h) any transaction or series of transactions involving aggregate payments or consideration not in excess of the greater of (x) $75,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently completed Measurement Period.

7.10Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Loan Party to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of “Permitted Indebtedness” solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except, in each case, by reason of:
(a)restrictions imposed by applicable Law, any Loan Document, the Loan Documents (as defined in the ABL Credit Agreement, as in effect on the Closing Date) and any documents relating to the Senior Notes;
(b)restrictions (1) in effect on the Closing Date with respect to Liens permitted under clause (g) of the definition of Permitted Encumbrances or as otherwise disclosed on Schedule 7.01, (2) on the granting of Liens pursuant to any documentation governing any Permitted Indebtedness (including any Permitted Refinancing in respect thereof), in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;
(c)any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets pursuant to a Permitted Disposition pending the closing of such sale or Disposition;
(d)customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;
(e)any restrictions imposed by any agreement relating to Permitted Indebtedness and secured by a Permitted Encumbrance to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(f)customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(g)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(h)customary restrictions and conditions contained in any agreement relating to the sale of any asset pursuant to a Permitted Disposition applicable to the asset to be sold pending the consummation of such sale;

(i)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(j)customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;
(k)purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;
(l)any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated.
7.11Use of Proceeds.

Use the proceeds of any Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that would violate Regulations T, U or X of the FRB.

7.12[Reserved].
7.13Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14Sanctions.

Directly or indirectly, use the proceeds of any Term Loan, or lend, contribute or otherwise make available the proceeds of any Term Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent or otherwise) of Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default
.  Any of the following shall constitute an event of default (an “Event of Default”):
(a)Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, (ii) pay within three (3) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
(b)Specific Covenants.  The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Loan Parties’ existence) or Article VII;

(c)Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following the notice to a Responsible Officer by the Agent thereof;
(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made for a period of thirty (30) days following the earlier of notice to a Responsible Officer by the Agent thereof or actual knowledge of a Responsible Officer thereof;
(e)Cross-Default.  (i) The Borrower or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness beyond the applicable grace period with respect thereto, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under  the documents providing for such Indebtedness; provided further that, any failure, breach or default under the ABL Credit Agreement shall not constitute a Default or an Event of Default with respect to any Term Loans unless and until such failure, breach or default results in the lenders under the ABL Credit Agreement (or the ABL Agent on behalf of such lenders) accelerating such Indebtedness (and terminating the commitments thereunder) in accordance with the terms of the ABL Credit Agreement, which demand or acceleration has not been rescinded, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and, in such event, the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than $175,000,000;
(f)Insolvency Proceedings, Etc.  Any Loan Party or Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for forty-five (45) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding;
(g)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $175,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
(h)ERISA.  (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would reasonably be likely to result in a Material Adverse Effect or (B) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which failure would reasonably likely result in a Material Adverse Effect;
(i)Invalidity of Loan Documents.  (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect other than as expressly permitted under the Loan Documents; or any Loan Party or any other Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of Collateral, with the priority required by the applicable Security Document; or
(j)Change of Control.  There occurs any Change of Control.
8.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(b)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Restricted Subsidiary under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received from the Loan Parties or from the Collateral owned by the Loan Parties on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities, Secured Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX
THE AGENT
9.01Appointment and Authority.
(a)Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.
(b)The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
9.02Rights as a Lender
.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent or the Arrangers, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction; and
(e)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Net Short Lender, (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender. The list of Disqualified Lenders shall be specified on a schedule that is held with the Agent, which list may be provided to any Lender or its proposed assignee upon request.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other applicable Secured Parties.  Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent may request.
9.06Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that none of the Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arrangers to any Lender as to any matter, including whether the Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender represents to the Agent and the Arrangers that it has, independently and without reliance upon the Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as an Agent, a Lender hereunder.
9.09Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent, and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent, and such Secured Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10Collateral and Guaranty Matters.  The Secured Parties irrevocably authorize the Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Permitted Disposition, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”;
(c)[reserved]; and
(d)to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens of the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12[Reserved].
9.13Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or with any other Law of the United States can be perfected only by possession or control.  Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

9.14Indemnification of Agent.  Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify the Agent and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
9.15Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
9.16Defaulting Lender.
(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if for any reason any Lender shall become a Defaulting Lender or otherwise shall fail or refuse to abide by its obligations under this Agreement, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Law, in addition to the rights and remedies that may be available to the other Secured Parties and the Loan Parties:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), will be applied at such time or times as may be determined by Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; SECOND, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; THIRD, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; FOURTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and FIFTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.16(a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure.  If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 10.26, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
9.17[Reserved].
9.18Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.19Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender or any other Secured Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Secured Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Secured Party  in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE X
MISCELLANEOUS
10.01Amendments, Etc.
(a)Subject to Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the

Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;
(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including on the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;
(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(iv)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;
(v)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;
(vi)[reserved];
(vii)except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
(viii)[reserved];
(ix)[reserved]; and
(x)[reserved];

and; provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder (and any amendment, waiver or consent which by its terms requires the Consent of all Lenders or each affected Lender may be effected with the Consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the Consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the Consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents and (y) the Agent and the Borrower may amend, restate, amend and restate or otherwise modify the ABL Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement as provided therein or as provided in Section 10.19
(c)If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates) (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (y) Ethically Screened Affiliates and (z) any Lender that is an Arranger (each such Lender or Affiliate described in (x)-(z), a “Covered Lender”)) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without written consent of the Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.  For purposes of determining whether a Lender (other than any Covered Lender) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender (other than any Covered Lender r) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the

Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender (other than any Covered Lender) protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender (other than any Covered Lender) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than any Covered Lender) shall promptly notify the Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Agent shall be entitled to rely on each such representation and deemed representation). The Agent shall have no duty to inquire as to or investigate the accuracy of such representation or deemed representation or to make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions and shall have no liabilities with respect to any provisions of this Agreement relating to Net Short Lenders.
10.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Loan Parties or the Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc.  Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Agent and Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies.  No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  The Borrower shall pay all Secured Party Expenses.
(b)Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent of the Agent), each other Secured Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) [reserved], or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee, other than a claim against the Agent acting in its capacity as such. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(d)Payments.  All amounts due under this Section shall be payable on demand therefor.
(e)Survival.  The agreements in this Section shall survive the resignation of any of the Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) (with respect to the Borrower) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Agent within five (5) Business Days after having received such notice; and
(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or Disqualified Lenders) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being understood that the documentation required under Sections 3.01(e) and (f) shall be delivered to the participating Lender)); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Sections 3.01(e) and (f) as though it were a Lender.
(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
(h)Defaulting Lenders.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(i)Open Market Purchases. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).
10.07Treatment of Certain Information; Confidentiality.  Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Secured Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Secured Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof; provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Secured Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal, state and provincial securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each

Lender agrees to notify the Borrower, and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Agent or any Secured Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and

“Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.11Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of the making of any Term Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the Lien on the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) [reserved], and (z) any Obligations that may thereafter arise under Section 10.04 hereof.
10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.09(b) and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF NEW YORK SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(e)ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.17Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with such rules, regulations and procedures, including the Patriot Act and the Proceeds of Crime Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the Corruption of Public Officials Act (Canada).  The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the Proceeds of Crime Act and the AML Legislation. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with applicable anti-corruption laws and Sanctions.

10.18Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act.  Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
10.19Intercreditor Agreements.
(a)Each of the Lenders and the other Secured Parties acknowledges that obligations of the Loan Parties under certain Indebtedness (including, for the avoidance of doubt, the ABL Obligations) that is permitted to be incurred hereunder and secured by a Lien on the Collateral (including a Lien on Collateral that is pari passu or junior with the Liens on such Collateral securing the Obligations) are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement (such Indebtedness being referred to hereunder as “Specified Intercreditor Indebtedness”), including, as of the Closing Date, that the obligations of the Loan Parties under the ABL Credit Agreement are required to be subject to the ABL Intercreditor Agreement.  Each of the Lenders and the other Secured Parties hereby irrevocably authorizes the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, the ABL Intercreditor Agreement and, from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Specified Intercreditor Indebtedness, any Acceptable Intercreditor Agreement (it being understood that the Agent is hereby authorized and directed to determine the terms and conditions of any Acceptable Intercreditor Agreement as contemplated by the definition of each such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and any ancillary documents thereto.
(b)Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Agent to carry out the provisions and intent of each such document.

(c)Each of the Lenders and the other Secured Parties hereby irrevocably authorizes the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto.
(d)Each of the Lenders and the other Secured Parties hereby irrevocably authorizes the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or amend any legend that may be required pursuant to any Intercreditor Agreement.
10.20Time of the Essence.  Time is of the essence of the Loan Documents.
10.21Press Releases.

(a)Each Secured Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, any Lender or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent or such Lender and without the prior written consent of the Agent or such Lender unless (and only to the extent that) such Secured Party or Affiliate is required to do so under Law and then, in any event, such Secured Party or Affiliate will consult with the Agent or such Lender before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22Judgment Currency.

If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange.  Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Agent of payment in the Judgment Currency, the Agent can use the amount paid to purchase the sum originally due in the Agreement Currency.  If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and the other Secured Parties against such loss.  If the purchased amount is greater than the sum originally due, the Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

10.23Additional Waivers.
(a)To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien on, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Secured Party.
(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of Law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)The Obligations are the joint and several obligation of each Loan Party.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments.  In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.
10.24No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.25Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.26Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

RESTORATION HARDWARE, INC., as the Borrower

By:  /s/ Jack Preston

Name:  Jack Preston

Title: Chief Financial Officer

bank of america, n.a., as Agent and a Lender

By:  /s/ Linda Lov

Name:  Linda Lov

Title: Assistant Vice President